UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.             )

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Filed by a Party other than the Registrant  ☐

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☐    Preliminary Proxy Statement.
☐    Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)).
☒    Definitive Proxy Statement.
☐    Definitive Additional Materials
☐    Soliciting Material Pursuant to §240.14a-12.

Saul Centers, Inc.
(Name of Registrant as Specified In its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

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☐    Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

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7501 Wisconsin Avenue, Suite 1500E
Bethesda, Maryland 20814-6522
(301) 986-6200

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 17, 2024

NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of SAUL CENTERS, INC., a Maryland corporation (the “Company”), will be held at 11:00 a.m. local time, on May 17, 2024, at the Hyatt Regency Bethesda, One Bethesda Metro Center, Bethesda, Maryland (at the southwest corner of the intersection of Wisconsin Avenue and Old Georgetown Road, adjacent to the Bethesda station on the Metro Red Line), for the following purposes:
1.To elect five directors to serve until the annual meeting of stockholders in 2027, or until their successors are duly elected and qualified.
2.To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2024.
3.To approve the Company's 2024 Stock Incentive Plan.
4.To approve an amendment to our charter to increase the number of authorized shares of common stock of the Company, par value $0.01 per share (“Common Stock”), from 40 million to 50 million shares and increase the number of authorized shares of excess stock, par value $0.01 per share, from 41 million to 51 million shares.
5.To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.
Common stockholders of record at the close of business on March 4, 2024, will be entitled to notice of and to vote at the annual meeting or at any adjournment thereof. Holders of depositary shares representing interests in preferred stock are not entitled to receive notice of, and to vote at, the annual meeting.
Stockholders are cordially invited to attend the meeting in person. WHETHER OR NOT YOU NOW PLAN TO ATTEND THE MEETING, YOU ARE ASKED TO COMPLETE, DATE, SIGN AND MAIL PROMPTLY THE PROXY CARD FOR WHICH A POSTAGE PAID RETURN ENVELOPE IS PROVIDED. If you decide to attend the meeting, you may revoke your proxy and vote your shares in person. It is important that your shares be voted.

By Order of the Board of Directors

Bettina T. Guevara
Executive Vice President, Chief Legal and Administrative Officer, and Secretary

April 2, 2024
Bethesda, Maryland
 IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 17, 2024
The 2024 Proxy Statement and 2023 Annual Report to Stockholders are available at www.saulcenters.com

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7501 Wisconsin Avenue, Suite 1500E
Bethesda, Maryland 20814-5522
(301) 986-6200

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
MAY 17, 2024

GENERAL

This Proxy Statement is furnished by the Board of Directors (which we sometimes refer to as the “Board”) of Saul Centers, Inc. (the “Company”) in connection with the solicitation by the Board of Directors of proxies to be voted at the annual meeting of stockholders to be held on May 17, 2024, and at any adjournment or adjournments thereof, for the purposes set forth in the accompanying notice of such meeting. All common stockholders of record at the close of business on March 4, 2024, will be entitled to vote.
Any proxy, if received in time, properly signed and not revoked, will be voted at such meeting in accordance with the directions of the stockholder. If no directions are specified, the proxy will be voted for the proposals set forth in this Proxy Statement. Any stockholder giving a proxy has the power to revoke it at any time before it is exercised. A proxy may be revoked (i) by delivery of a written statement to the Secretary of the Company stating that the proxy is revoked, (ii) by presentation at the annual meeting of a subsequent proxy executed by the person executing the prior proxy, or (iii) by attendance at the annual meeting and voting in person.
Votes cast in person or by proxy at the annual meeting will be tabulated, and a determination will be made as to whether a quorum is present. The Company will treat abstentions as shares that are present for purposes of determining the presence or absence of a quorum, but as unvoted for purposes of determining the approval of any matter submitted to the stockholders. If a broker submits a proxy indicating that it does not have discretionary authority as to certain shares to vote on a particular matter (broker non-votes), those shares will be considered as present for purposes of determining the presence or absence of a quorum. The presence at the annual meeting, in person or by proxy, of holders of a majority of shares entitled to be cast will constitute a quorum for the transaction of business at the annual meeting.
For Proposal 1, the five nominees for director who receive the most votes will be elected. If a stockholder indicates “withhold authority to vote” for a particular nominee on the stockholder’s proxy card, the stockholder’s vote will not count either for or against the nominee. Any shares not voted as a result of an abstention or a broker non-vote will have no impact on the vote for Proposal 1. For Proposal 2, the affirmative vote of a majority of the votes cast on the proposal is required to ratify the appointment of the Company’s independent registered public accounting firm. Any shares not voted as a result of an abstention or a broker non-vote will have no impact on the vote for Proposal 2. For Proposal 3, the affirmative vote of a majority of the votes cast on the proposal is required to approve the 2024 Stock Incentive Plan. However, because stockholder approval of the 2024 Stock Incentive Plan is required under New York Stock Exchange (“NYSE”) listing standards and because the NYSE treats abstentions as votes cast, if you abstain from voting on Proposal 3, the abstention will have the effect of a vote against such proposal. For Proposal 4, the affirmative vote of two-thirds of the votes entitled to be cast is required to approve the amendment to our charter. For Proposal 4, any shares not voted as a result of an abstention or a broker non-vote will effectively be treated as a vote against the proposal.
Solicitation of proxies will be primarily by mail. However, directors and officers of the Company also may solicit proxies in person, by telephone, by email, through press releases issued by the Company, or through postings on the Company's website. All the expenses of preparing, assembling, printing and mailing the materials used in the solicitation of proxies will be paid by the Company. Arrangements may be made with brokering houses and other custodians, nominees and fiduciaries to forward soliciting materials, at the expense of the Company, to the beneficial owners of shares held of record by such persons. It is anticipated that this Proxy Statement and the enclosed proxy card will first be mailed to common stockholders on or about April 5, 2024. Proxy materials are also available at www.saulcenters.com.
As of the record date, March 4, 2024, 23,981,695 shares of Common Stock were issued, outstanding and eligible to vote. Each share of Common Stock entitles the holder thereof to one vote on each of the matters to be voted upon at the annual meeting. Holders of depositary shares representing interests in preferred stock are not entitled to receive notice of, and to vote at, the annual meeting. As of the record date, officers and directors of the Company had the power to vote approximately 48.6%

of the issued and outstanding shares of Common Stock. The Company’s officers and directors have advised the Company that they intend to vote their shares of Common Stock in favor of the proposals set forth in this Proxy Statement.
The U. S. Securities and Exchange Commission’s (“SEC”) rules permit us to deliver a single set of proxy materials to one address shared by two or more of our stockholders. We have delivered only one Proxy Statement, or annual report, as applicable, to multiple stockholders who share an address, unless we received contrary instructions from any of the impacted stockholders prior to the mailing date. We will promptly deliver, upon written or oral request, a separate copy of the Proxy Statement, or annual report, as applicable, to any stockholder at a shared address to which a single copy of those documents was delivered. In the future, if you prefer to receive separate copies of the Proxy Statement or annual report, as applicable, contact the Company at 7501 Wisconsin Avenue, Suite 1500E, Bethesda, Maryland 20814-6522, Attn: Secretary or (301) 986-6200. If you are currently a stockholder sharing an address with another stockholder and are receiving more than one Proxy Statement or annual report, as applicable, and wish to receive only one copy of future proxy statements or annual reports, as applicable, for your household, please contact the Company at the above phone number or address.
PROPOSALS TO BE PRESENTED AT THE ANNUAL MEETING
The Company will present the following proposals at the annual meeting. The Company has described in this proxy statement all the proposals that it expects will be made at the annual meeting. If a stockholder or the Company properly presents any other proposal to the meeting after April 2, 2024, the Company will, to the extent permitted by applicable law, use the stockholder’s proxies to vote shares on the proposal in the Company’s best judgment.
1.        Election of Directors
The Articles of Incorporation of the Company ("Articles") and the Amended and Restated Bylaws of the Company as amended (“Bylaws”), provide that there shall be no fewer than three, nor more than 15 directors, as determined from time to time by the directors in office. The Board of Directors of the Company currently consists of 12 directors divided into three classes with staggered three-year terms. Upon recommendation of the Nominating and Corporate Governance Committee, the Board of Directors has proposed to increase the size of the Board of Directors to 13 members effective at the annual meeting. The term of each class expires at an annual meeting of stockholders, which is expected to be held in the spring of each year. Each director elected at the annual meeting of stockholders in 2024 will serve until the annual meeting of stockholders in 2027 or until his or her replacement is elected and qualifies or until his or her earlier resignation or removal.
The nominees for election to the Board of Directors are:
Philip D. Caraci
Willoughby B. Laycock
LaSalle D. Leffall III
Earl A. Powell III
Mark Sullivan III

Except for Mr. Leffall III, each of the nominees is presently a member of the Board of Directors. All nominees have consented to serve as a director if elected. More detailed information about each of the nominees is available in the section of this proxy statement titled “The Board of Directors,” which begins on page 10. If any of the nominees cannot serve for any reason (which is not anticipated), the Board of Directors, upon recommendation of its Nominating and Corporate Governance Committee, may designate a substitute nominee or nominees. If a substitute is nominated, the Company will vote all valid proxies for the election of the substitute nominee or nominees. The Board of Directors, upon recommendation of the Nominating and Corporate Governance Committee, may also decide to leave the Board seat or seats open until a suitable candidate or candidates are located, or it may decide to reduce the size of the Board. Proxies for the annual meeting may not be voted for more than five nominees.
The Board of Directors, upon recommendation of the Nominating and Corporate Governance Committee, unanimously recommends that you vote FOR each of these directors.
2.    Ratification of Appointment of Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2024
The Audit Committee of the Board has appointed Deloitte & Touche LLP (“Deloitte”) as the Company's independent registered public accounting firm for the year ending December 31, 2024. Services provided to the Company by Deloitte in 2023 are described under “2023 and 2022 Independent Registered Public Accounting Firm Fee Summary” on page 33.
Stockholder ratification of the appointment of Deloitte as the Company’s independent registered public accounting firm for 2024 is not required by the Articles, Bylaws or otherwise. However, the Board of Directors is submitting the appointment of Deloitte to the stockholders for ratification as a matter of good corporate practice. If the stockholders do not ratify the selection, the Audit Committee will reconsider whether to retain the firm. In such event, the Audit Committee may retain Deloitte, notwithstanding the fact that the stockholders did not ratify the selection, or select another accounting firm without re-submitting the matter to the stockholders. Even if the selection is ratified, the Audit Committee reserves the right at its discretion to select a different accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.
Representatives of Deloitte will be present at the annual meeting to respond to appropriate questions and to make such statements as they may desire.
The Board of Directors, upon recommendation of the Audit Committee, unanimously recommends that you vote FOR the ratification of Deloitte as the Company’s independent registered public accounting firm for 2024.
3.    Approval of the Company's 2024 Stock Incentive Plan
We are seeking stockholder approval of the Saul Centers, Inc. 2024 Stock Incentive Plan (the “2024 Plan” or the “Plan”), which the Board of Directors adopted on September 21, 2023 upon the recommendation of the Compensation Committee. The Plan will only become effective if approved by stockholders at the annual meeting. If approved, the effective date of the Plan will be May 17, 2024.
If approved, the Plan will enable the Company to provide stock-based incentives that align the interests of employees, consultants and outside directors with those of the stockholders of the Company by motivating its employees to achieve long-term results and rewarding them for their achievements, and to attract and retain the types of employees, consultants and outside directors who will contribute to the Company’s long-range success.
The Company believes that equity-based compensation is a critical part of its compensation program. Stockholder approval of the Plan would allow us to continue to attract and retain talented employees, consultants and directors with equity incentives.
Overview
The Plan is intended to be the successor to the Saul Centers, Inc. 2004 Stock Plan, as amended (the “2004 Plan” or the “Predecessor Plan”). From and after May 17, 2024, no additional awards will be granted under the Predecessor Plan and all outstanding awards granted under the Predecessor Plan will remain subject to the terms of the Predecessor Plan.
On September 21, 2023, the Board of Directors approved the Plan, subject to stockholder approval.
If stockholders approve this proposal, the Plan will become effective as of the date of stockholder approval. If stockholders do not approve this proposal, the Plan will not take effect and the Predecessor Plan will continue to be administered in its current form until its termination (or until such time as there are no more shares available for issuance under the Plan, whichever occurs first). Following the expiration or termination of the Predecessor Plan, we will be unable to maintain our current equity grant practices and, therefore, we will be at a significant competitive disadvantage in attracting, motivating and retaining talented individuals who contribute to our success. We will also be compelled to replace long-term incentive awards with cash awards, which may not align the interests of our executives and employees with those of our stockholders as effectively as equity incentive awards.
Shares Available for Future Awards
As of February 29, 2024, 125,812 shares remained available for grant under the Predecessor Plan. In determining the number of shares requested for authorization under the Plan, the Board of Directors and the Compensation Committee carefully considered our anticipated future equity needs, our historical equity compensation practices (including our historical “burn rate,” as discussed below). The maximum aggregate number of shares authorized for issuance under the Plan is 2,000,000 (two million).
As of February 29, 2024, 1,937,382 equity awards were outstanding under the Predecessor Plan, comprised of 1,820,000 options to purchase shares (with a weighted average exercise price of $49.41 and a weighted average remaining term of five (5) years), and 117,382 shares credited to the deferred stock accounts of directors pursuant to the Deferred Compensation Plan for Directors in respect of fees paid by the Company to directors.
Considerations for the Approval of the Plan
The following is a list of some of the primary factors to be considered by stockholders in connection with approving adoption of the Plan:

Governance Best Practices
The Plan incorporates the following corporate governance best practices that align our equity compensation program with the interests of our stockholders:
•No evergreen provision. The Plan does not contain an “evergreen” feature pursuant to which the shares authorized for issuance under the plan can be increased automatically without stockholder approval.
•Clawback of awards. Under certain circumstances, awards granted under the Plan are subject to clawback and recoupment rights that the Company has under the Plan and to the extent required by law.
•No discounted stock options or stock appreciation rights. Stock options and stock appreciation rights may not be granted with a per share exercise price less than 100% of fair market value on the date of grant.
•No tax gross-ups. No participant is entitled under the Plan to any tax gross-up payments for any excise tax pursuant to Section 280G or 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) that may be incurred in connection with awards under the Plan.
•Limit on non-employee director compensation. The Plan limits the maximum compensation, including cash and equity, that may be paid to any individual for service as an outside director to no more than $350,000 per year, or in a year in which the outside director is first appointed or elected to our Board of Directors to no more than $500,000.
Modest Share Usage and Stockholder Dilution
•When determining the number of shares authorized for issuance under the Plan, the Board of Directors and the Compensation Committee carefully considered the potential dilution to our current stockholders as measured by our “burn rate,” “overhang” and projected future share usage.
•Our three-year average burn rate is 1.1%. This demonstrates our sound approach to the grant of equity incentive compensation and our commitment to aligning our equity compensation program with the interests of our stockholders.

Year		Total Shares Granted (#)	Basic Weighted Avg. Shares Outstanding (#)	Burn Rate (%) (a)
2021		261,112	23,655,605	1.1%
2022		258,522	23,968,926	1.1%
2023		266,663	24,051,102	1.1%
2024 (projected)	(b)	270,000	24,091,073	1.1%
(a)    Annual share usage or “burn rate” is determined by dividing total awards granted by the basic weighted average shares outstanding.
(b)    Represents weighted average shares outstanding from January 1, 2024 to February 29, 2024.
Modest Stockholder Dilution
•We are committed to limiting stockholder dilution from our equity compensation programs. If the Plan is approved by our stockholders, our overhang would be 16.4%. We calculate “overhang” as the total of (i) shares underlying outstanding awards at target plus shares available for issuance for future awards, divided by (ii) the total number of shares outstanding.

	Stock Options
As of	Number Outstanding	Weighted Average Exercise Price ($)	Weighted Average Remaining Term	Total Full Value Awards Outstanding	Shares Available	Total Shares Within Plans	Shares Outstanding	Diluted Shares Outstanding	Total Equity Dilution
February 29, 2024	1,820,000	$49.41	5 Years	117,382	125,812	2,063,194	23,981,695	26,044,889	7.9%
Additional Shares Requested					2,000,000
February 29, 2024 (a)	1,820,000	$49.41	5 Years	117,382	2,000,000	3,937,382	23,981,695	27,919,077	14.1%
(a)    Adjusted for proposed increase.

•Based on our conservative usage of shares authorized for issuance under the Predecessor Plan to date and our reasonable expectation of future equity usage under the Plan, we believe that the number of additional shares being requested for authorization under the Plan will last at least five (5) years. This estimate is based on a forecast that reflects our current practices under our executive compensation program, an estimated range of our stock price over time, and our historical forfeiture rates.
Attract and Retain Talent
•We grant long-term incentive awards to our executives and employees. Approving the Plan will enable us to continue to recruit, retain and motivate top talent at many levels within our Company, which is necessary for our success.
Summary Description of the Plan
The following is only a summary of the Plan, and is qualified in its entirety by reference to its full text, a copy of which is attached as Annex A. Capitalized terms in this summary that are not defined have the meaning as provided in the Plan.
Stock Awards. The Plan provides for the grant of incentive stock options (“ISOs”), nonstatutory stock options (“NSOs”), restricted share awards, stock unit awards, stock appreciation rights, other stock-based awards, performance-based stock awards (collectively, “stock awards”) and cash-based awards (stock awards and cash-based awards are collectively referred to as “awards”). ISOs may be granted only to our employees, including officers, and the employees of our parent or subsidiaries. All other awards may be granted to our employees, officers, outside directors, and consultants and the employees and consultants of our subsidiaries and affiliates.
Share Reserve. The aggregate number of shares that may be issued pursuant to stock awards under the Plan will not exceed 2,000,000 (two million) shares.
If restricted shares or shares issued upon the exercise of options are forfeited, then such shares will again become available for awards under the Plan. If stock units, options, or stock appreciation rights are forfeited or terminate for any reason before being exercised or settled, or an award is settled in cash without the delivery of shares to the holder, then the corresponding shares will again become available for awards under the Plan. Any shares withheld to satisfy the exercise price or tax withholding obligation pursuant to any award of options or stock appreciation rights will again become available for awards under the Plan. If stock units or stock appreciation rights are settled, then only the number of shares (if any) actually issued in settlement of such stock units or stock appreciation rights will reduce the number of shares available under the Plan, and the balance (including any shares withheld to cover taxes) will again become available for awards under the Plan.
Shares issued under the Plan will be authorized but unissued shares. As of the date hereof, no awards have been granted and no shares have been issued under the Plan.
Incentive Stock Option Limit. The maximum number of shares that may be issued upon the exercise of ISOs under the Plan is equal to five (5) times the Plan’s share reserve as described above under the heading “—Share Reserve”, plus, to the extent allowable under Section 422 of the Code, any shares that become available for issuance under the Plan on account of (i) an award being forfeited before all underlying shares have been issued or settled, or (ii) a portion of the shares underlying an award being withheld to satisfy the exercise price or tax withholding of such award.
Grants to Outside Directors. The sum of (i) the grant date fair value for financial reporting purposes of any awards granted during any calendar year under the Plan to an outside director as compensation for services as an outside director and (ii) any cash fees paid by us to such outside director during such calendar year for service on our board of directors, may not exceed three hundred and fifty thousand dollars ($350,000), or, in the calendar year in which the outside director is first appointed or elected to our board of directors, five hundred thousand dollars ($500,000).
Administration. The Plan will be administered by the Compensation Committee. Subject to the limitations set forth in the Plan, the Compensation Committee will have the authority to determine, among other things, to whom awards will be granted, the number of shares subject to awards, the term during which a stock option or stock appreciation right may be exercised and the rate at which the awards may vest or be earned, including any performance criteria to which they may be subject. The Compensation Committee also will have the authority to determine the consideration and methodology of payment for awards.
Repricing; Cancellation and Re-Grant of Stock Awards. The Compensation Committee will have the authority to modify outstanding awards under the Plan. Subject to the terms of the Plan, the Compensation Committee will have the authority to cancel any outstanding stock award in exchange for new stock awards, including awards having the same or a different exercise price cash, or other consideration, without stockholder approval but with the consent of any adversely affected recipient.

Stock Options. A stock option is the right to purchase a certain number of shares, at a certain exercise price, in the future. Under the Plan, ISOs and NSOs are granted pursuant to stock option agreements adopted by the Compensation Committee. The Compensation Committee determines the exercise price for a stock option, within the terms and conditions of the Plan, provided that the exercise price of a stock option generally cannot be less than one hundred percent (100%) of the fair market value of a share on the date of grant. Options granted under the Plan vest at the rate specified by the Compensation Committee.
Stock options granted under the Plan generally must be exercised by the recipient before the earlier of the expiration of such stock option or the expiration of a specified period following the recipient’s termination of employment. The Compensation Committee determines the term of the stock options up to a maximum of ten (10) years. Each stock option agreement will set forth the extent to which the recipient will have the right to exercise the stock option following the termination of the recipient’s service with us (or our subsidiaries or affiliates), and the right to exercise the stock option of any executors or administrators of the recipient’s estate or any person who has acquired such options directly from the recipient by bequest or inheritance.
Payment of the exercise price may be made in cash or, if provided for in the stock option agreement evidencing the award, (1) by surrendering, or attesting to the ownership of, shares that have already been owned by the recipient, (2) future services or services rendered to us, our subsidiaries or affiliates prior to the award, (3) by delivery of an irrevocable direction to a securities broker to sell shares and to deliver all or part of the sale proceeds to us in payment of the aggregate exercise price, (4) by delivery of an irrevocable direction to a securities broker or lender to pledge shares and to deliver all or part of the loan proceeds to us in payment of the aggregate exercise price, (5) by a “net exercise” arrangement, (6) by delivering a full-recourse promissory note, or (7) by any other form that is consistent with applicable laws, regulations, and rules.
Tax Limitations on Incentive Stock Options. The aggregate fair market value, determined at the time of grant, of our shares with respect to ISOs that are exercisable for the first time by a recipient during any calendar year under all of our stock plans may not exceed $100,000. Stock options or portions thereof that exceed such limit will generally be treated as NSOs. No ISO may be granted to any person who, at the time of the grant, owns or is deemed to own shares of capital stock possessing more than ten percent (10%) of our total combined voting power or that of any of our affiliates unless (1) the stock option exercise price is at least one hundred ten percent (110%) of the fair market value of the shares subject to the stock option on the date of grant, and (2) the term of the ISO does not exceed five (5) years from the date of grant.
Restricted Share Awards. The terms of any awards of restricted shares under the Plan will be set forth in a restricted share agreement to be entered into between us and the recipient. The Compensation Committee will determine the terms and conditions of the restricted share agreements, which need not be identical. A restricted share award may be subject to vesting requirements or transfer restrictions or both. Restricted shares may be issued for such consideration as the Compensation Committee may determine, including cash, cash equivalents, full recourse promissory notes, past services and future services. Award recipients who are granted restricted shares generally have all the rights of a stockholder with respect to those shares, provided that dividends and other distributions will not be paid in respect of unvested shares unless otherwise determined by the Compensation Committee and, in such case, only once such unvested shares vest.
Stock Unit Awards. Stock unit awards give recipients the right to acquire a specified number of shares (or cash amount) at a future date upon the satisfaction of certain conditions, including any vesting arrangement, established by the Compensation Committee and as set forth in a stock unit award agreement. A stock unit award may be settled by cash, delivery of shares, or a combination of cash and shares as deemed appropriate by the Compensation Committee. Recipients of stock unit awards generally will have no voting or dividend rights prior to the time the vesting conditions are satisfied and the award is settled. At the Compensation Committee’s discretion and as set forth in the stock unit award agreement, stock units may provide for the right to dividend equivalents. Dividend equivalents may not be distributed prior to settlement of the stock unit to which the dividend equivalents pertain and the value of any dividend equivalents payable or distributable with respect to any unvested stock units that do not vest will be forfeited.
Stock Appreciation Rights. Stock appreciation rights generally provide for payments to the recipient based upon increases in the price of a share over the exercise price of the stock appreciation right. The Compensation Committee determines the exercise price for a stock appreciation right, which generally cannot be less than one hundred percent (100%) of the fair market value of our shares on the date of grant. A stock appreciation right granted under the Plan vests at the rate specified in the stock appreciation right agreement as determined by the Compensation Committee. The Compensation Committee determines the term of stock appreciation rights granted under the Plan, up to a maximum of ten (10) years. Upon the exercise of a stock appreciation right, we will pay the recipient an amount in shares, cash, or a combination of shares and cash as determined by the Compensation Committee, equal to the product of (1) the excess of the per share fair market value on the date of exercise over the exercise price, multiplied by (2) the number of shares with respect to which the stock appreciation right is exercised.

Other Stock Awards. The Compensation Committee may grant other awards based in whole or in part by reference to our shares. The Compensation Committee will set the number of shares under the stock award and all other terms and conditions of such awards.
Cash-Based Awards. A cash-based award is denominated in cash. The Compensation Committee may grant cash-based awards in such number and upon such terms as it will determine. Payment, if any, will be made in accordance with the terms of the award, and may be made in cash or in shares, as determined by the Compensation Committee.
Performance-Based Awards. The number of shares or other benefits granted, issued, retainable and/or vested under a stock or stock unit award may be made subject to the attainment of performance goals. The Compensation Committee may utilize any performance criteria selected by it in its sole discretion to establish performance goals.
Changes to Capital Structure. In the event of a recapitalization, stock split, or similar capital transaction, the Compensation Committee will make appropriate and equitable adjustments to the number of shares reserved for issuance under the Plan, the number of shares that can be issued as ISOs, the number of shares subject to outstanding awards and the exercise price under each outstanding stock option or stock appreciation right.
Transactions. If we are involved in a merger or other reorganization, outstanding awards will be subject to the agreement of merger or reorganization. Subject to compliance with applicable tax laws, such agreement may provide, without limitation, for (1) the continuation of the outstanding awards by us, if we are a surviving corporation, (2) the assumption or substitution of the outstanding awards by the surviving corporation or its parent or subsidiary, (3) the immediate vesting, exercisability, and settlement of the outstanding awards followed by their cancellation, (4) cancellation of the award, to the extent not vested or not exercised prior to the effective time of the merger or reorganization, in exchange for such cash or equity consideration (including no consideration) as the Compensation Committee, in its sole discretion, may consider appropriate, or (5) the settlement of the intrinsic value of the outstanding awards (whether or not vested or exercisable) in cash, cash equivalents, or equity (including cash or equity subject to deferred vesting and delivery consistent with the vesting restrictions applicable to such award or the underlying shares) followed by cancellation of such awards, provided that any such amount may be delayed to the same extent that payment of consideration to the holders of shares in connection with the merger or reorganization is delayed as a result of escrows, earnouts, holdbacks or other contingencies.
Change of Control. The Compensation Committee may provide, in an individual award agreement or in any other written agreement between a recipient and us, that the award will be subject to acceleration of vesting and exercisability in the event of a change of control.
Transferability. Unless the Compensation Committee provides otherwise, no award granted under the Plan may be transferred in any manner (prior to the vesting and lapse of any and all restrictions applicable to shares issued under such award), except by will, the laws of descent and distribution, or pursuant to a domestic relations order, provided that all ISOs may only be transferred or assigned only to the extent consistent with Section 422 of the Code.
Amendment and Termination. Our Board of Directors will have the authority to amend, suspend, or terminate the Plan, provided that such action does not materially impair the existing rights of any recipient without such recipient’s written consent.
No ISOs may be granted more than ten (10) years after years after the later of (i) the approval of the Plan by the Board of Directors (or, if earlier, the stockholders) and (ii) the approval by the Board of Directors (or, if earlier, the stockholders) of any amendment to the Plan that constitutes the adoption of a new plan for purposes of Section 422 of the Code.
Recoupment. To the extent permitted by applicable law, the Compensation Committee will have the authority to require that, in the event that we are required to prepare restated financial results owing to an executive officer’s intentional misconduct or grossly negligent conduct, such executive officer will reimburse or forfeit to us the amount of any bonus or incentive compensation (whether cash-based or equity-based) such executive officer received during a fixed period, as determined by the Compensation Committee, preceding the year the restatement is determined to be required. That executive officer will forfeit or reimburse to us any bonus or incentive compensation to the extent that such bonus or incentive compensation exceeds what the officer would have received in that period based on an applicable restated performance measure or target. We will also recoup incentive-based compensation in accordance with Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), Section 303A.14 of the NYSE listing standards and any other rules, regulations and/or listing standards that may be issued under the Dodd-Frank Act or by the SEC or the NYSE.

Certain Federal Income Tax Aspects of Awards Under the Plan
This is a brief summary of the federal income tax aspects of awards that may be made under the Plan based on existing U.S. federal income tax laws. This summary provides only the basic tax rules. It does not describe a number of special tax rules, including the alternative minimum tax and various elections that may be applicable under certain circumstances. It also does not reflect provisions of the income tax laws of any municipality, state or foreign country in which a holder may reside, nor does it reflect the tax consequences of a holder’s death. The tax consequences of awards under the Plan depend upon the type of award.
Incentive Stock Options. The recipient of an ISO generally will not be taxed upon grant of the ISO. Federal income taxes are generally imposed only when the shares from exercised ISOs are disposed of, by sale or otherwise. The amount by which the fair market value of the shares on the date of exercise exceeds the exercise price is, however, included in determining the recipient’s liability for the alternative minimum tax. If the recipient does not sell or dispose of the shares until more than one (1) year after the receipt of the shares and two (2) years after the ISO was granted, then, upon sale or disposition of the shares, the difference between the exercise price and the market value of the shares as of the date of exercise will be treated as a long-term capital gain, and not ordinary income. If a recipient fails to hold the shares for the minimum required time the recipient will recognize ordinary income in the year of disposition generally in an amount equal to any excess of the market value of the shares on the date of exercise (or, if less, the amount realized or disposition of the shares) over the exercise price paid for the shares. Any further gain (or loss) realized by the recipient generally will be taxed as short-term or long-term gain (or loss) depending on the holding period. The Company will generally be entitled to a tax deduction at the same time and in the same amount as ordinary income is recognized by the recipient.
Nonstatutory Stock Options. The recipient of stock options not qualifying as ISOs generally will not be taxed upon the grant of the stock option. Federal income taxes are generally due from a recipient of nonstatutory stock options when the stock options are exercised. The excess of the fair market value of the shares purchased on such date over the exercise price of the stock option is taxed as ordinary income. Thereafter, the tax basis for the acquired shares is equal to the amount paid for the shares plus the amount of ordinary income recognized by the recipient. We will generally be entitled to a tax deduction at the same time and in the same amount as ordinary income is recognized by the recipient by reason of the exercise of the stock option.
Other Awards. Recipients who receive restricted stock unit awards will generally recognize ordinary income when they receive shares upon settlement of the awards in an amount equal to the fair market value of the shares at that time. Recipients who receive awards of restricted shares subject to a vesting requirement will generally recognize ordinary income at the time vesting occurs in an amount equal to the fair market value of the shares at that time minus the amount, if any, paid for the shares. Recipients who receive stock appreciation rights will generally recognize ordinary income upon exercise in an amount equal to the excess of the fair market value of the underlying shares on the exercise date over the exercise price. We will generally be entitled to a tax deduction at the same time and in the same amount as ordinary income is recognized by the recipient.
Information Regarding Plan Benefits
As described above, the Compensation Committee, in its discretion, will select who receives awards and the size and type of those awards under the Plan, if the Plan is approved by our stockholders. Therefore, the awards that will be made to particular recipients in the future under the Plan are not determinable at this time. Information regarding awards granted to our named executive officers and directors under the Predecessor Plan during the year ended December 31, 2023 may be found under the captions “Compensation Discussion and Analysis” and “Compensation of Directors”. In addition, see “Equity Compensation Plan Information” for information with respect to our equity compensation plans as of December 31, 2023.
The Board of Directors recommends a vote FOR the approval of the Company’s 2024 Stock Incentive Plan.
4.    Approval of an Amendment to Our Articles to Increase the Number of Authorized Shares of Common Stock.
Upon the recommendation of the Nominating and Corporate Governance Committee, our Board of Directors has unanimously approved and directed that there be submitted to the Company’s stockholders for their approval a proposal to amend the Articles to increase the number of authorized shares, including the number of authorized shares of Common Stock from 40.0 million shares to 50.0 million shares and the number of authorized shares of excess stock from 41.0 million shares to 51.0 million shares. The text of the proposed amendment is set forth in Annex B.
Purpose and Effect of Amendment
The Board of Directors recommends an increase in the number of authorized shares of Common Stock to ensure that the Company has a sufficient reserve of shares to meet its current and future needs. The Company has not sought shareholder approval for an increase in the number of authorized shares of Common Stock for ten (10) years. The Board of Directors believes that having a sufficient number of authorized but unissued shares of Common Stock available provides the Company greater operational flexibility through various means, including equity issuances in connection with underwritten public offerings, our Dividend Reinvestment and Stock Purchase Plan (the “DRIP”), mergers or acquisitions or other corporate purposes. In addition, Saul Holdings Limited Partnership, which serves as our operating partnership, may issue limited partnership units in connection with property acquisitions or pursuant to its unit reinvestment plan. In general, these units are convertible into shares of Common Stock on a one-for-one basis. As a real estate investment trust (“REIT”) we cannot retain earnings, and therefore access to additional capital and capital markets is critical to our growth.
Under the existing Articles, the Company is authorized to issue up to 40.0 million shares of Common Stock, of which approximately 24.0 million shares of Common Stock are currently issued and outstanding. The outstanding convertible limited partnership units in our operating partnership could potentially require the issuance of approximately 10.4 million shares of Common Stock. Additionally, the Company has reserved (a) an additional 2.0 million shares of Common Stock for future issuance under its DRIP and (b) approximately 1.9 million shares of Common Stock for future issuance pursuant to the Predecessor Plan, and, assuming Proposal 3 is approved by the Company's stockholders, 2.0 million shares for future issuance under the Plan. Accordingly, the Board of Directors believes it is appropriate and in the best interests of the Company and the stockholders to increase the Company’s authorized shares of Common Stock at this time.
Stockholder approval of the proposed amendment would result in a substantial increase in the number of shares of Common Stock authorized for issuance under the Articles. If the stockholders approve the increase in shares, the Company may issue the additional shares of Common Stock from time to time for such purposes and consideration as the Board of Directors may approve, without further stockholder action.
The Board of Directors has also recommended a corresponding increase in the number of authorized shares of excess stock to ensure compliance with the stock ownership limits set forth in the Articles. The ownership limit helps safeguard the Company’s status as a REIT. If any stockholder acquires shares of common or preferred stock in excess of the ownership limit, the proposed increase would guarantee that the Company could issue a sufficient number of shares of excess stock to comply with these restrictions.
Rights of Additional Authorized Shares of Common Stock
The proposed additional shares of Common Stock would have rights identical to the shares of Common Stock currently outstanding. Approval of the proposal and issuance of the additional shares of Common Stock would not affect the rights of the current stockholders, except for incidental effects related to an overall increase in the total number of shares of Common Stock outstanding, including the dilution of the earnings per share and voting rights of current stockholders.
Potential Adverse Effects of Amendment
The existence of a large number of authorized but unissued shares of Common Stock could hinder a takeover of the Company without further action by the stockholders. If this proposal is approved, the Company will be able to issue additional shares of Common Stock. Also, the Board of Directors will have greater flexibility in responding to a merger or acquisition bid, for example, by placing blocks of shares with persons friendly to the Company, or by taking other steps to prevent an acquisition of the Company under circumstances that the Board of Directors does not believe to be in the Company’s best interest. The Board of Directors is not currently aware of any pending capital transactions, corporate acquisitions, takeover proposals or other similar events involving the Company. This proposal is not being presented with the intent that it be used to prevent or discourage any acquisition attempt.
Effectiveness of Amendment
The proposed amendment, if approved by stockholders, will become effective on the date such amendment is filed with the Maryland State Department of Assessments and Taxation. It is anticipated that the appropriate filing to effect the amendment will be made as soon after the annual meeting as practicable.
The Board of Directors unanimously recommends a vote FOR this proposal to amend the Articles to increase the number of authorized shares of Common Stock and excess stock.

THE BOARD OF DIRECTORS AND DIRECTOR NOMINEES
The following table and biographical descriptions set forth for each nominee and director, the name, age, principal occupations and directorships held during at least the past five years for each nominee and director, directorships held within the last five years and the positions they currently hold with the Company. The biographical description below for each nominee includes the specific experience, qualifications, attributes and skills that led to the conclusion by the Board that such person should serve as a director of the Company. The biographical description of each director who is not standing for election includes the specific experience, qualifications, attributes and skills that the Board would expect to consider if it were making a conclusion currently as to whether such person should serve as a director. The information is as of March 14, 2024.

Name	Age	Principal Occupation and Directorships
Class One Directors-Term Ends at 2027 Annual Meeting (if elected)

Philip D. Caraci	85
Vice Chairman since March 2003, Director since June 1993. President from 1993 to March 2003, when Mr. Caraci retired. Senior Vice President and Secretary of the
B. F. Saul Real Estate Investment Trust from 1987 to 2003. Executive Vice President of the B. F. Saul Company from 1987 to 2003, with which he had been associated since 1972. President of B. F. Saul Property Company from 1986 to 2003. Trustee of the
B. F. Saul Real Estate Investment Trust*.

Through these experiences, Mr. Caraci contributes real estate expertise and familiarity with the Company’s business to the Board.

Willoughby B. Laycock	36
Director since March 2019. Senior Vice President, Residential Design and Market Research since September 2021. Senior Vice President, Residential Marketing from May 2019 to September 2021. Vice President, Residential Marketing from May 2018 to May 2019. Assistant Vice President, Residential Marketing from 2016 through 2018. Ms. Laycock previously worked as a financial analyst at Dalton Investments and Davis Advisors. Ms. Laycock is the granddaughter of the Company's Chairman and Chief Executive Officer, B. Francis Saul II, and the niece of Patricia Saul Lotuff and Andrew M. Saul II, members of the Board.

Through these experiences, Ms. Laycock contributes financial acumen and multi-family marketing and development experience to the Board.

LaSalle D. Leffall III	61
Director Nominee. Founder and Managing Member of LDL Financial LLC since 2006. President and Chief Operating Officer of The NHP Foundation from 2002 to 2006. Investment banker in mergers and acquisitions divisions of UBS and Credit Suisse from 1996 to 2002. Attorney at Cravath, Swaine & Moore from 1992 to 1996, advising on mergers and acquisitions transactions. Member of the Advisory Board of Cabot Properties, Inc. from 2020 through January 2024. Member of the Board of Directors and Compensation Committee of Cabot Properties, Inc. since January 2024. Member of the Board of Directors and Audit Committee of MoA Funds* since 2011. Member of Board of Directors, Chair of Finance Committee, and Vice Chair of Audit and Enterprise Risk Committees of Federal Home Loan Bank of Atlanta* from 2007 to 2020.

Through these experiences, if elected, Mr. Leffall III will contribute finance, leadership, governance, and legal experience to the Board.

Earl A. Powell III	80
Director since March 2018. Director Emeritus of the National Gallery of Art since March 2019, Director of the National Gallery from 1992 to 2019. Director of ASB Capital Management, LLC and Chevy Chase Trust Company. Director of the Los Angeles County Museum of Art from 1980 through 1992. Curator at the National Gallery of Art from 1976 through 1980. Assistant Professor of Art History at the University of Texas from 1974 through 1976. Serves as the chairman of the U. S. Commission of Fine Arts. Serves as trustee of the American Federation of the Arts, the Morris and Gwendolyn Cafritz Foundation, the John F. Kennedy Center for the Performing Arts, the Norton Simon Museum, the National Trust for Historic Preservation, and the White House Historical Association. Served as an officer in the U. S. Navy from 1966 to 1969.
Through these experiences, Mr. Powell contributes leadership, management and governance expertise to the Board.

Name	Age	Principal Occupation and Directorships
Class One Directors-Term Ends at 2027 Annual Meeting (if elected) (Continued)

Mark Sullivan III	82
Director since April 2008, previously served as Director from 1997 through 2002. U.S. Executive Director of the European Bank for Reconstruction and Development from 2002 to April 2008, when Mr. Sullivan retired. Attorney representing financial service providers from 2000 to 2002. President of the Small Business Funding Corporation, a company providing a secondary market facility for the purchase and securitization of small business loans from 1996 to 1999. Practiced law in Washington, D.C., advising senior management of financial institutions on legal and policy matters from 1989 to 1996. Director of The Baltic American Freedom Foundation, where he is Chairman of the Audit Committee.

Through these experiences, Mr. Sullivan III contributes financial and legal expertise to the Board.

Name	Age	Principal Occupation and Directorships
Class Three Directors-Term Ends at 2026 Annual Meeting

B. Francis Saul II	91
Chairman, Chief Executive Officer and Director since June 1993 and President from October 2019 to April 2021. Chairman of the Board of Directors and Chief Executive Officer of the B. F. Saul Company since 1969. Chairman of the Board of Trustees and Chief Executive Officer of the B. F. Saul Real Estate Investment Trust* since 1969 and a Trustee since 1964. Chairman of the Board of Chevy Chase Trust Company and ASB Capital Management, LLC. Chairman of the Board and Chief Executive Officer of Chevy Chase Bank, F. S. B.* from 1969 to 2009. Member of National Gallery of Art Trustees Council. Trustee Emeritus of the National Geographic Society, Trustee Emeritus of the Johns Hopkins Medicine Board and an Honorary Trustee of the Brookings Institution. Mr. B. Francis Saul II is the father of Mr. Andrew M. Saul II and Ms. Patricia Saul Lotuff and the grandfather of Ms. Willoughby B. Laycock, each of whom serve on the Board.

Through these experiences, Mr. B. Francis Saul II contributes leadership, real estate, governance and financial experience, as well as familiarity with the Company’s business, to the Board.

John E. Chapoton	87
Director since October 2002. Partner, Brown Investment Advisory since 2001. Partner in the law firm of Vinson & Elkins LLP from 1984 to 2000. Assistant Secretary of Treasury for Tax Policy 1981 to 1984. Former director of StanCorp Financial Group, Inc.*

Through these experiences, Mr. Chapoton contributes investment, legal, public policy and public company experience to the Board.

D. Todd Pearson	43
Director since May 2023. President and Chief Operating Officer since May 2021. Executive Vice President - Real Estate from October 2019 to April 2021. Senior Vice President - Acquisitions and Development from 2017 to September 2019. Vice President - Acquisitions and Development from 2011 to 2016. Vice President - Director of Internal Audit in 2010. Director of Internal Audit from 2005 to 2009.

Through these experiences, Mr. Pearson contributes public company, real estate, finance, accounting, development, construction and leadership experience to the Board.

Name	Age	Principal Occupation and Directorships
Class Three Directors-Term Ends at 2026 Annual Meeting (Continued)

H. Gregory Platts	76
Director since March 2012. Mr. Platts retired from the National Geographic Society in 2011 after a 31-year career. He had been Senior Vice President and Treasurer since 1991, responsible for all investment and banking activities. Prior to joining the National Geographic Society in 1980, Mr. Platts served as a trust investment officer with the First American Bank in Washington, D.C. from 1972 to 1978. Mr. Platts currently serves on the boards of B. F. Saul Real Estate Investment Trust, ASB Capital Management, LLC, Chevy Chase Trust Company, the Center for the Study of the Presidency and Congress, the Walter A. Bloedorn Foundation, Washington National Monument Society and the Hattie M. Strong Foundation. He also is the Chairman of the audit committees of ASB Capital Management, LLC and Chevy Chase Trust Company. He is an emeritus board member of Decatur House, a National Trust property. He has served as a director and president of the Washington Society of Investment Analysts and chairman of the American Red Cross Blood Services Mid-Atlantic Region.

Through these experiences, Mr. Platts contributes finance, leadership, governance and public policy experience to the Board.

Name	Age	Principal Occupation and Directorships
Class Two Directors-Term Ends at 2025 Annual Meeting

George P. Clancy, Jr.	80
Director since March 2012. Mr. Clancy is a retired Executive Vice President and Mid-Atlantic Region Market President of Chevy Chase Bank, a division of Capital One, N.A. Mr. Clancy has extensive experience in banking, which includes serving as President and Chief Operating Officer of the Riggs National Corporation* and President and Chief Executive Officer of Signet Bank, N.A.* He serves on the boards and the audit committees of ASB Capital Management, LLC and Chevy Chase Trust Company. Until July 2018, Mr. Clancy served as a director of WGL Holdings, Inc. and chaired its Audit Committee. He is a director of the Mary and Daniel Loughran Foundation and is a member of the Finance and Audit Committee of Catholic Charities of the Archdiocese of Washington.

Through these experiences, Mr. Clancy contributes public company, real estate, finance, governance and leadership experience to the Board.

J. Page Lansdale	66
Director since June 2014. President and Chief Operating Officer from May 2014 to September 2019, when Mr. Lansdale retired. Executive Vice President - Real Estate from September 2012 to May 2014. Senior Vice President of the Company from 2009 to 2012. Director of B. F. Saul Company since 2014. Trustee of the B. F. Saul Real Estate Investment Trust since 2014. Beginning in 1990, Mr. Lansdale held various positions with Chevy Chase Bank, F. S. B., including Senior Vice President of Corporate Real Estate from 2004 to 2009.
Through these experiences, Mr. Lansdale contributes public company, real estate, design, development and construction and leadership experience to the Board.

Andrew M. Saul II	58
Director since June 2014. Mr. A. M. Saul II is the Chief Executive Officer and co-founder of Genovation Cars. Director of B. F. Saul Company since 2013. Trustee of B. F. Saul Real Estate Investment Trust since 2014. Mr. A. M. Saul II is the son of the Company’s Chairman and Chief Executive Officer, B. Francis Saul II, the brother of Patricia Saul Lotuff, a member of the Board, and the uncle of Willoughby B. Laycock, a member of the Board.
Through these experiences, Mr. A. M. Saul II contributes innovation and leadership experience to the Board.

Name	Age	Principal Occupation and Directorships
Class Two Directors-Term Ends at 2025 Annual Meeting (Continued)

Patricia Saul Lotuff	52
Vice Chairman since September 2023, Director since March 2023. Ms. Lotuff has served as a member of the Board of Directors of the B. F. Saul Company, Columbia Securities Company of Washington, D.C., Franklin Development Co., Inc., and The Klingle Corporation since December 2016 and has served as Vice Chair of each board since March 2022. Ms. Lotuff has served as a member of the Board of Trustees of the
B. F. Saul Real Estate Investment Trust since June 2017 and has served as Vice Chair of the Board since January 2022. Ms. Lotuff has served as a member of the Board of Directors of Chevy Chase Trust Company and ASB Capital Management, LLC since December 2018 and has served as Vice Chair of each board since March 2022.
Ms. Lotuff has previously served on and chaired the boards of several philanthropic, civic and non-profit organizations. Ms. Lotuff is the daughter of the Company’s Chairman and Chief Executive Officer, B. Francis Saul II, the sister of Andrew M. Saul II, a member of the Board, and the aunt of Willoughby B. Laycock, a member of the Board.

Through these experiences, Ms. Lotuff contributes leadership experience to the Board.

*    Directorship in a publicly held company (i.e., a company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934 and the rules and regulations issued thereunder (the “Exchange Act”) or subject to the requirements of Section 15(d) of the Exchange Act) or a company registered as an investment company under the Investment Company Act of 1940 during all or part of the time such person was a director of such company.

CORPORATE GOVERNANCE
Board of Directors
General. The Company is currently managed by a 12-member Board of Directors, which will be increased to 13 members as of the date of the annual meeting. The Board has adopted a set of corporate governance guidelines, which, along with the written charters for the Board committees described below, provide the framework for the Board’s governance of the Company. The corporate governance guidelines are available both on the Company’s website at www.saulcenters.com and in print free of charge to any stockholder who requests them. The Company has also adopted an ethical conduct policy that includes provisions ranging from legal compliance to conflicts of interest. All employees and directors are subject to this code. A copy of the Company’s ethical conduct policy is available on the Company’s website at www.saulcenters.com and in print free of charge to any stockholder who requests it.
Independence and Composition. The Articles and the NYSE listing standards each require that a majority of the Board of Directors be “independent directors,” as defined in the Articles and the NYSE listing standards.
The Board of Directors, upon the unanimous recommendation of the Nominating and Corporate Governance Committee, has determined that Messrs. Caraci, Chapoton, Clancy, Lansdale, Platts, Powell III and Sullivan III, representing a majority of the Board of Directors, are, and if elected Mr. Leffall III will be, “independent directors” as defined in the NYSE listing standards and the Articles. The Board made its determination based on information furnished by all directors regarding their relationships with the Company and research conducted by management. In addition, the Board consulted with the Company’s counsel to ensure that the Board’s determination would be consistent with all relevant securities laws and regulations as well as the NYSE listing standards.
Leadership Structure. Currently, Mr. B. Francis Saul II serves as the Chairman of the Board of Directors and Chief Executive Officer of the Company, and the Company does not have a lead independent director. At this time, the Board believes that the Company and its stockholders are best served by having Mr. B. Francis Saul II serve as Chairman and Chief Executive Officer.
Mr. B. Francis Saul II’s tenure as Chief Executive Officer since the Company’s formation, his more than 45 years of experience leading the Saul Organization and his significant ownership interest in the Company uniquely qualify him to serve as Chairman and Chief Executive Officer. In addition, the Board believes that Mr. B. Francis Saul II’s combined role as Chairman and Chief Executive Officer promotes unified leadership and direction for the Board and executive management, and his knowledge of the Company’s properties and business operations makes it appropriate for him to lead Board discussions.

The Company does not have a lead independent director, because the Board believes that it is currently best served without designating a single lead independent director. Seven of the 12 current members of our Board are independent under the NYSE listing standards and the Articles and, as required by the NYSE listing standards, the Audit, Compensation and Nominating and Corporate Governance Committees are composed solely of independent directors. In addition, the Board and each of these committees have complete and open access to any member of management and the authority to retain independent legal, financial and other advisors as they deem appropriate without consulting or obtaining the approval of any member of management. The Board also holds regularly scheduled executive sessions of only non-management directors in order to promote discussion among the non-management directors and assure independent oversight of management.
Meetings and Attendance. The Board of Directors met five times during the year ended December 31, 2023. All of the directors currently serving on the Board of Directors, attended at least 75% of the aggregate total number of meetings of (i) the Board of Directors and (ii) the committees of the Board of Directors on which he or she serves. The corporate governance guidelines provide that it is the responsibility of individual directors to make themselves available to attend scheduled and special Board and committee meetings on a consistent basis. All 12 directors at the time of the 2023 annual meeting of stockholders were in attendance at that meeting.
Pursuant to our corporate governance guidelines, if the Chairman of the Board is not an officer of the Company, the Chairman of the Board presides at all executive sessions of the Board of Directors, except for executive sessions to discuss the compensation of the Company’s Chief Executive Officer, which are chaired by the chairman of the Compensation Committee. If the Chairman is an officer of the Company, all executive sessions of the Board should be chaired by the chairman of the Nominating and Corporate Governance Committee. In 2023, there was one executive session and there was one independent director meeting.
Risk Oversight.    The Board is involved in risk oversight through direct decision-making authority with respect to significant matters and the general oversight of management by the Board and its committees. In particular, the Board administers its risk oversight function through (1) the review and discussion of regular reports from management, as well as auditors and other outside consultants, to the Board and its committees on the Company’s business, including risks that the Company faces in conducting its business, (2) the required approval by the Board (or a committee thereof) of significant transactions and other decisions and (3) the direct oversight of specific areas of the Company’s business by the Compensation, Audit and Nominating and Corporate Governance Committees. The Board also relies on management to bring significant matters impacting the Company to its attention.
Pursuant to the Audit Committee’s charter, the Audit Committee is specifically responsible for reviewing with management, the independent auditor and the Company’s internal auditors any significant risks or exposures, discussing the guidelines and policies that govern the process by which the Company’s exposure to risk is assessed and managed by management and assessing the steps management has taken to minimize such risks to the Company.
While the Board believes its current leadership structure enables it to effectively oversee the Company’s management of risk, it was not the primary reason the Board of Directors selected its current leadership structure over other potential alternatives.
Interested Party Communications. The Board of Directors has adopted a process whereby interested parties can send communications directly to the directors. Any interested party wishing to communicate directly with the presiding director or with the non-management directors as a group, or with one or more directors, may do so in writing, by addressing their communication to the director or directors, c/o Saul Centers, Inc., 7501 Wisconsin Avenue, Suite 1500E, Bethesda, Maryland 20814-6522. All correspondence will be reviewed by the Company and forwarded to the director or directors.

Audit Committee
General. The Board of Directors has established an Audit Committee, which is governed by a written charter, a copy of which is available both on the Company’s website at www.saulcenters.com and in print free of charge to any stockholder who requests it. Among the duties, powers and responsibilities of the Audit Committee as provided in the Audit Committee charter, the Audit Committee:
•has sole power and authority concerning the engagement and fees of the independent registered public accounting firm;
•reviews with the independent registered public accounting firm the plans and results of the audit engagement;
•pre-approves all audit services and permitted non-audit services provided by the independent registered public accounting firm;
•reviews the independence of the independent registered public accounting firm;
•review and approve in advance the appointment and/or replacement of the chief internal audit executive;
•reviews the adequacy of the Company’s internal control over financial reporting; and
•reviews accounting, auditing and financial reporting matters with the Company’s independent registered public accounting firm and management.
Independence and Composition. The composition of the Audit Committee is subject to the independence and other requirements of the Exchange Act and the NYSE listing standards. Messrs. Caraci, Clancy and Platts currently are the members of the Audit Committee, with Mr. Clancy serving as Chairman.
The Board of Directors, upon the unanimous recommendation of the Nominating and Corporate Governance Committee, has determined that all current members of the Audit Committee meet the audit committee composition requirements of the Exchange Act and the NYSE listing standards and that Messrs. Clancy and Platts are “audit committee financial experts” as that term is defined in the Exchange Act.
Meetings. The Audit Committee met seven times in the year ended December 31, 2023.
Nominating and Corporate Governance Committee
General. The Board of Directors has established a Nominating and Corporate Governance Committee, which is governed by a written charter, a copy of which is available both on the Company’s website at www.saulcenters.com and in print free of charge to any stockholder who requests it. As provided in the Nominating and Corporate Governance Committee charter, the Nominating and Corporate Governance Committee:
•identifies and recommends to the Board of Directors individuals to stand for election and reelection to the Board at the annual meeting of stockholders and to fill vacancies that may arise from time to time;
•develops and makes recommendations to the Board for the creation and ongoing review and revision of a set of effective corporate governance guidelines that promote the competent and ethical operation of the Company and any policies governing ethical business conduct of the Company’s employees or directors; and
•makes recommendations to the Board of Directors as to the structure and membership of committees of the Board of Directors.
Selection of Director Nominees. The corporate governance guidelines provide that the Nominating and Corporate Governance Committee endeavor to identify individuals to serve on the Board who have expertise that is useful to the Company and complementary to the background, skills and experience of other Board members. The Nominating and Corporate Governance Committee’s assessment of the composition of the Board includes: (a) skills - knowledge of corporate governance, business and management experience and background, real estate experience and background, accounting experience and background, finance experience and background, and an understanding of regulation and public policy matters, (b) characteristics - ethical and moral standards, leadership abilities, sound business judgment, independence and innovative thought, and (c) composition - diversity, age and public company experience. The principal qualification for a director is the ability to act in the best interests of the Company and its stockholders. The Company's corporate governance guidelines provide that the Nominating and Corporate Governance Committee should, in determining the composition of the Board, include diversity as one of the many factors it considers. The Company does not have a formal policy on diversity, however, the Nominating and Corporate Governance Committee assesses its effectiveness in accounting for diversity, along with the other factors considered when identifying director nominees, when it annually evaluates the performance of the Board of Directors.
The Nominating and Corporate Governance Committee also considers director nominees recommended by stockholders. In accordance with the Bylaws and the Exchange Act, any proposal from stockholders regarding possible director candidates to be elected at a future annual meeting or proposals for any other matters must be received by the Company at 7501 Wisconsin Avenue, Suite 1500E, Bethesda, Maryland 20814-6522, Attn: Secretary not less than 60 nor more than 90 calendar days before the first anniversary of the previous year’s annual meeting, provided, that in the event that the date of the upcoming annual meeting is advanced by more than 30 days or delayed by more than 60 days from the first anniversary date, to be timely delivered, the proposal must be received not earlier than the 90th day prior to the upcoming annual meeting and not later than the close of business on the later of the 60th day prior to the upcoming annual meeting or the 10th day following the day on which public announcement of the date of the upcoming annual meeting is first made. The deadline for submissions of proposals for the 2025 annual meeting can be found under the section captioned “Proposals for Next Annual Meeting.”
Please note that proposals must comply with all requirements of Rule 14a-8 under the Exchange Act. In addition, any proposals must include the following:
•the name and address of the stockholder submitting the proposal, as it appears on the Company’s stock transfer records, and of the beneficial owner thereof;
•the number of shares of each class of the Company’s stock which are owned beneficially and of record by the stockholder and the beneficial owner;
•    the date or dates upon which the stockholder acquired the stock;
•the reasons for submitting the proposal and a description of any material interest the stockholder or beneficial owner has in submitting the proposal; and
•all information relating to the director nominee that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the proxy statement as a director nominee and to serving as a director if elected).
The Chairman of the annual meeting shall have the power to declare that any proposal not meeting these requirements is defective and shall be discarded.
The Nominating and Corporate Governance Committee evaluates director candidates recommended by stockholders in the same manner that it evaluates director candidates recommended by the directors or management.
Independence and Composition. The NYSE listing standards require that the Nominating and Corporate Governance Committee consist solely of independent directors. Messrs. Caraci and Platts currently are the members of the Nominating and Corporate Governance Committee, with Mr. Platts serving as Chairman.
The Board of Directors, upon the unanimous recommendation of the Nominating and Corporate Governance Committee, has determined that all current members of the Nominating and Corporate Committee are “independent directors,” as defined in the NYSE listing standards.
Meetings. The Nominating and Corporate Governance Committee met once during the year ended December 31, 2023.

Compensation Committee
General. The Board of Directors has established a Compensation Committee, which is governed by a written charter, a copy of which is available both on the Company’s website at www.saulcenters.com and in print free of charge to any stockholder who requests it.
The Compensation Committee is responsible for:
•approving and evaluating the compensation plans, policies and programs for the Company’s officers;
•making recommendations to the Board with respect to the compensation of directors; and
•approving all awards to any officer under the Company’s stock option and equity incentive plans.
The Compensation Committee also serves as the administrator of the Company’s equity incentive plans.
Role of Others in Compensation Determinations. The Compensation Committee considers the recommendations of the Chairman and Chief Executive Officer when determining the compensation of the directors and executive officers other than the Chairman and Chief Executive Officer. From time to time, the Compensation Committee or the Company may retain compensation consultants.
Delegation of Authority by the Committee. Although the Chairman and Chief Executive Officer may recommend to the Compensation Committee equity compensation awards for the executive officers other than the Chairman and Chief Executive Officer, the Compensation Committee approves the grant of all such awards to executive officers under the Company’s 2004 Stock Plan.
The Company’s executive compensation programs and philosophy are described in greater detail under the section entitled “Compensation Discussion and Analysis.”
Independence and Composition. The NYSE listing standards require that the Compensation Committee consist solely of independent directors. Messrs. Caraci and Platts currently are the members of the Compensation Committee, with Mr. Platts serving as Chairman.
The Board of Directors, upon the unanimous recommendation of the Nominating and Corporate Governance Committee, has determined that all current members of the Compensation Committee are “independent directors,” as defined in the NYSE listing standards.
Meetings. The Compensation Committee met three times in the year ended December 31, 2023.
Executive Committee
General. The Board of Directors has established an Executive Committee. The Executive Committee, which is not governed by a written charter, has such authority as it is delegated by the Board of Directors and advises the Board of Directors from time to time with respect to such matters as the Board of Directors directs.
Independence and Composition. The Exchange Act and the NYSE listing standards do not require that the Executive Committee consist of any independent directors. Messrs. Caraci and B. Francis Saul II currently are the serving members of the Executive Committee, with Mr. B. Francis Saul II serving as Chairman.
Meetings. The Executive Committee did not meet during the year ended December 31, 2023.
Ethical Conduct Policy and Senior Financial Officer Code of Ethics
The directors, officers and employees of the Company are governed by the Company’s Ethical Conduct Policy. The Company’s Chairman and Chief Executive Officer, Senior Vice President-Chief Financial Officer, Executive Vice President-Chief Accounting Officer and Treasurer, and Senior Vice President-Controller are also governed by the Code of Ethics for senior financial officers. The Ethical Conduct Policy and the Code of Ethics are available both on the Company’s website at www.saulcenters.com and in print free of charge to any stockholder who requests them. Amendments to, or waivers from, a provision of the Ethical Conduct Policy or the Code of Ethics will be posted to the Company’s website within four business days following the date of the amendment or waiver.

Compensation Committee Interlocks and Insider Participation
Mr. Philip D. Caraci was an officer of the Company from 1993 until his retirement in 2003. None of the other current members of our Compensation Committee serve, or has in the past served, as one of the Company’s employees or officers. Mr. B. Francis Saul II and one of the Company's directors, Mr. H. Gregory Platts, currently serve, and in the past year have served, as members of the Compensation Committee of Chevy Chase Trust Company, where Mr. B. Francis Saul II is Chairman. Ms. Christine N. Kearns, a former executive officer, previously served as a member of the Compensation Committee of Chevy Chase Trust Company, where she also served as a Vice Chairman of the Board of Directors. Ms. Kearns retired effective December 31, 2023. Effective January 1, 2024, one of the Company's directors, Patricia Saul Lotuff, became a member of the Compensation Committee of Chevy Chase Trust Company, where she currently serves as a Vice Chairman of the Board of Directors.
Compensation of Directors
Effective January 1, 2024, the Company adopted a new compensation policy for non-employee directors, which replaces and supersedes the prior policy. Under the new policy, each non-employee director shall receive an annual cash retainer for board service of $65,000. In addition, a non-employee director who serves on the Audit Committee shall be eligible to receive additional annual cash retainer for Audit Committee participation. Audit Committee members will receive an annual cash retainer of $10,000 and the Audit Committee Chair will receive $15,000. All such retainers will be paid quarterly.
On the first business day following the conclusion of each regular annual meeting of the Company’s stockholders, commencing with the 2024 annual meeting, each non-employee director who shall continue serving as a member of the Board thereafter shall receive an award of 2,000 restricted shares of Common Stock (each, an “Annual Award”) under the 2024 Plan, if the 2024 Plan is approved by stockholders.
In addition, if a non-employee director is elected to the Board (the date of such election, the “Election Date”) after the 2024 annual meeting and other than at an annual meeting of stockholders, the non-employee director shall receive an Annual Award on the Election Date that is prorated based on the number of calendar days remaining before (i) the next annual meeting of stockholders, if scheduled, or (ii) the date of the first anniversary of the last annual meeting of stockholders, if the next annual meeting is not yet scheduled.
Each Annual Award shall become fully vested, subject to the applicable non-employee director’s continued service as a director, in equal annual installments on each of the three (3) anniversaries of the date of grant, provided that any prorated Annual Awards shall vest on the same dates as non-prorated Annual Awards. Notwithstanding the foregoing, the Annual Awards shall become fully vested on the consummation of a Change in Control (as defined in the 2024 Plan).
The Board may also approve other equity grants to the non-employee directors under the 2024 Plan in addition to or lieu of grants described in this policy. The Company shall reimburse the non-employee directors for reasonable and customary out-of-pocket expenses incurred by the non-employee directors in attending Board and committee meetings and otherwise performing their duties and obligations as directors.
During 2023, directors (including directors who are employees) were paid an annual retainer of $20,000 and a fee of $1,200 for each Board or Committee meeting attended and were awarded 200 shares of Common Stock on May 12, 2023, the date of the last annual meeting of stockholders. In addition, on such date, each director was awarded options to purchase 2,500 shares of Common Stock at an exercise price of $33.79 per share, representing the fair market value of the Common Stock on such date. Directors from outside the Washington, D.C. area also were reimbursed for out-of-pocket expenses in connection with their attendance at meetings.
In addition, directors may elect to participate in the Directors Plan discussed below. For the period March 1, 2023 through March 1, 2024, 9,675 shares were credited to the directors’ deferred fee accounts and 2,839 and 6,594 shares of Common Stock were issued to current and retired directors, respectively.

Director Compensation Table for 2023

The following table sets forth the compensation received by directors, other than directors who are named executive officers, for the year ended December 31, 2023.

Name (1)	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non-Qualified Deferred Compensation Earnings	All Other Compensation	Total
	(2)	(3)	(4)
Philip D. Caraci	$44,100	$6,758	$16,325	$—	$—	$—	$67,183
John E. Chapoton	27,200	6,758	16,325	—	—	—	50,283
George P. Clancy, Jr.	39,400	6,758	16,325	—	—	—	62,483
J. Page Lansdale	27,200	6,758	16,325	—	—	—	50,283
Willoughby B. Laycock	26,000	6,758	16,325	—	—	—	49,083
Patricia Saul Lotuff	19,800	6,758	16,325	—	—	—	42,883
H. Gregory Platts	44,100	6,758	16,325	—	—	—	67,183
Earl A. Powell III	27,200	6,758	16,325	—	—	—	50,283
Andrew M. Saul II	26,000	6,758	16,325	—	—	—	49,083
Mark Sullivan III	27,200	6,758	16,325	—	—	—	50,283
John R. Whitmore (5)	11,200	—	—	—	—	—	11,200

(1)Director fees paid to Mr. B. Francis Saul II and Mr. D. Todd Pearson in 2023 are included in the table entitled “Summary Compensation Table” and the related footnotes under the section entitled “Executive Compensation.”
(2)During 2023, five directors earned fees of $118,600, which were deferred into shares of Common Stock pursuant to the Directors Plan described below. All other fees were paid in cash.
(3)The amounts in this column include the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. 200 shares of Common Stock were awarded, without restriction, on May 12, 2023, at a value of $33.79 per share.
(4)The amounts in this column include the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. 2,500 non-qualified stock options were awarded on May 12, 2023, valued at $6.53 per option. See note 10 to the consolidated financial statements in the Company's 2023 annual report to stockholders for the assumptions used to value these awards.
(5)Mr. Whitmore's term ended at the 2023 Annual Meeting.

Deferred Compensation Plan
A Deferred Compensation and Stock Plan for Directors, which we refer to as the Directors Plan, was established by the Company, for the benefit of its directors and their beneficiaries. Before the beginning of any calendar year, a director may elect to defer all or part of his or her director’s fees to be earned in that year and the following years. At the option of the director, the fees will be deferred into a cash account, a share account or both. If the director elects to defer fees into the share account, fees earned during a calendar quarter are aggregated and divided by the Common Stock’s closing market price on the first trading day of the following quarter to determine the number of shares to be allocated to the director. When the director is eligible to receive payments from the deferred fee accounts, amounts credited to the cash account shall be paid in cash and amounts credited to the share account shall be paid by the delivery by the Company of certificates representing a like number of shares of Common Stock. For financial reporting purposes, the deferred fee shares are included in the calculation of outstanding Common Stock; however, directors are not eligible to vote the shares until they are issued. Through March 1, 2024, including shares issued to and reserved for future issuance to former directors of the Company, 282,912 shares have been issued and 117,832 shares are reserved for issuance and have been credited to the directors’ deferred fee accounts. Of the 117,832 shares reserved for future issuance, 110,788 shares have been credited to the accounts of current directors and 6,594 shares have been credited to the accounts of retired directors.

The following table sets forth fees deferred into shares of Common Stock by current directors under the Directors Plan.

Name	Balance March 1, 2023	Shares Credited to Stock Deferred Fee Account in 2023/24	Shares Issued By Operation of Plan Terms	Balance March 1, 2024
Philip D. Caraci	31,470	2,124	—	33,594
John E. Chapoton	21,194	2,027	—	23,221
George P. Clancy, Jr.	6,068	1,279	2,839	4,508
J. Page Lansdale	—	—	—	—
Willoughby B. Laycock	2,837	788	—	3,625
Patricia Saul Lotuff	—	—	—	—
D. Todd Pearson	—	—	—	—
H. Gregory Platts	—	—	—	—
Earl A. Powell III	—	—	—	—
Andrew M. Saul II	—	—	—	—
B. Francis Saul II	42,383	3,457	—	45,840
Mark Sullivan III	—	—	—	—
Totals	103,952	9,675	2,839	110,788

ENVIRONMENTAL, SOCIAL AND GOVERNANCE ("ESG") INITIATIVES
The Company is dedicated to responsible environmental, social and community stewardship as an essential part of our mission to build a successful business and to shape the communities we serve throughout our portfolio, in addition to our workplace community. Below are some highlights of our commitment to ESG principles.

Environmental
LEED Certification - Since 2010, all of the Mixed-use properties we developed, as well as one of the Shopping Centers we acquired, comprising approximately 1.25 million square feet of space, are Leadership in Energy and Environment Design (“LEED”) certified.

Environmental Practices and Impact - We launched an energy reduction program in 2016 at select properties by embracing LED lighting technology and smart lighting control systems for parking lots, common areas, walkways, signage and façade lighting. New developments are designed using this reduced energy consumption model, where applicable, and many of our existing properties are in the process of being converted to this energy reducing technology.

Transit-Centric Development - Our recently-developed Mixed-use properties, as well as the majority of our development pipeline, have primarily residential use and are located within walking distance of Washington Metropolitan Area Transit Authority (Metro) rail stations.

Trip Reduction Program - We participate in the Metro Smart Benefits Program to encourage the use of public transit by our employees. We offer bike storage and electric vehicle charging stations at our corporate headquarters to encourage low emission transport.

Water Conservation - We have installed sub-meter monitoring systems at several properties to be alerted of excessive use due to leaks.
Climate Preparedness - We manage the impact of natural disasters, including flooding and severe storms, by monitoring vulnerabilities and responding as necessary.
Social
Diverse Hiring Practices - The Company has a commitment to equal employment opportunities and does not discriminate against any person based on race, color, religion, gender, national origin, age, disability, sexual orientation or gender preference.

Community Involvement - The Company previously received the Outstanding Donor Award from the County Executive of Montgomery County, Maryland for the significant contributions to support student learning, strong families and healthy communities through our partnership with Linkages to Learning.

Employee Wellness and Satisfaction - The Company encourages employee wellness in every aspect of life, including physical fitness, mental well-being and social connectedness.
Center for Professional Development - We annually hold several in-house training programs that focus on communication, self-awareness, delegation, feedback, accountability, team dynamics and other skills that provide our employees with personal growth opportunities.

Employee Education - We support the continuing education of our employees through (a) reimbursement of the cost of seeking undergraduate and graduate degrees at colleges and universities and (b) reimbursement of costs related to seminars, conferences and workshops.

Leadership, Exposure and Development (“LEAD”) - We previously launched a program that we call LEAD, which enhances our other training and education programs by providing our talented employees with the tools necessary to effectively lead and manage.

B. F. Saul University - We launched this program during 2023 to enhance leadership skills for our mid-level managers within the organization. The program focuses on various elements of effective leadership, including understanding, and utilizing The Predictive Index. The goal is for participants to gain valuable insight into how they work best and explore effective team dynamics, developing talent, and building trust and accountability.

Industry Growth - We manage an internship program to support the development of future real estate professionals and local aspiring students.
Governance
Oversight and Commitment - Our Board of Directors has an active role in overseeing the management of risks applicable to our business and is committed to strong corporate governance. Our governance framework is designed to promote the long-term interests of our stockholders.

Ethics and Integrity - We are a dynamic organization, where the highest level of professionalism is at the core of all our interactions. We have adopted a robust Code of Ethics and Ethical Conduct Policy, which are reviewed annually and are publicly available on our website.

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS OR DIRECTOR NOMINEES
The following list sets forth the name, age, position with the Company, present principal occupation or employment and material occupations, positions, offices or employment during the past 10 years of each executive officer who is not a director or director nominee of the Company.

Name	Age	Position and Background
Joel A. Friedman	66
Executive Vice President - Chief Accounting Officer and Treasurer since January 2024. Senior Vice President - Chief Accounting Officer and Treasurer from April 2021 to December 2023. Senior Vice President - Chief Accounting Officer from September 2009 to March 2021. Vice President, Treasurer and Chief Accounting Officer of the B. F. Saul Real Estate Investment Trust, Senior Vice President and Chief Accounting Officer of the B. F. Saul Company and B. F. Saul Property Company since September 2009. Chief Financial Officer of ASB Capital Management, LLC and Chevy Chase Trust Company. Previously served in a variety of accounting positions at Chevy Chase Bank, F. S. B., from June 1983 to July 2009, at which time he served as Senior Vice President and Controller, the bank’s chief accounting officer.

Bettina T. Guevara	46
Executive Vice President - Chief Legal and Administrative Officer, and Secretary since January 2024. Executive Vice President-Chief Legal and Administrative Officer, and Secretary of B. F. Saul Company since January 2024. Senior Vice President- General Counsel, and Secretary of the Company and B. F. Saul Company from January 2020 to January 2024. Senior Vice President-Associate Counsel, and Secretary of B. F. Saul Company from December 2019 to January 2020. Senior Vice President-Associate Counsel, and Secretary of B. F. Saul Company from May 2019 to December 2019. Vice President-Associate Counsel of B. F. Saul Company from February 2014 to May 2019. Prior to joining the Company, Ms. Guevara was an attorney with the law firm Miles & Stockbridge P. C. from August 2005 to December 2013.

John F. Collich	64
Senior Vice President - Chief Acquisitions and Development Officer since May 2019. Senior Vice President - Acquisitions and Development from 2011 to 2019. Senior Vice President - Retail Development from 2000 to 2011. Vice President - Retail Development of the Company from 1993 to 2000. Vice President of the B. F. Saul Company and B. F. Saul Property Company in 1993.

Zachary M. Friedlis	41
Senior Vice President - Director of Retail Leasing since January 2024. Senior Vice President of Retail Leasing from May 2022 to January 2024. Vice President of Retail Leasing from 2017 to 2022. Assistant Vice President of Retail Leasing from 2009 to 2016.

Carlos L. Heard	48
Senior Vice President - Chief Financial Officer since April 2021. Senior Vice President, Acquisitions and Development of the B. F. Saul Company and Affiliates from 2019 to March 2021. Vice President, Acquisitions and Development from 2013 to 2018. Vice President, Acquisitions and Finance from 2010 to 2012. Prior to joining the B. F. Saul Company and Affiliates, Mr. Heard was Group Vice President of Capital Markets and Commercial Real Estate at Chevy Chase Bank,
F. S. B., where he worked from 1998 to 2009.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
References in this Compensation Discussion and Analysis to “we,” “our,” “ours” and “us” refers to Saul Centers, Inc.
Compensation Philosophy. Our goal is to design and administer a compensation program to (i) attract and retain qualified officers, (ii) reward officers for superior performance in achieving our business objectives and enhancing stockholder value and (iii) provide incentives for the creation of long-term stockholder value. Historically, the key elements of executive compensation have been base salary, annual bonuses and equity awards. The Compensation Committee reviews and approves our policies and practices regarding executive compensation, including (a) base salary levels, (b) annual bonuses, and (c) if applicable, long-term incentives, including equity awards. The Compensation Committee’s decisions regarding executive compensation are subjective and are based to a significant extent on the discretion and recommendations of the Company’s Chairman and Chief Executive Officer. The Compensation Committee does not attempt to establish a fixed numerical relationship between base salary, bonus and long-term incentives as components of overall compensation. We select and implement the elements of compensation for their ability to help us achieve the objectives of our compensation program, and this program is not based on any unique or preferential financial accounting or tax treatment.
Base Salary and Bonus Awards. As part of its review of base salary and bonus compensation, the Compensation Committee uses its discretion to make a subjective evaluation of the overall performance of each of the Company’s Chief Executive Officer, Chief Financial Officer and each of its three other most highly compensated executive officers (“named executive officers”) based on its consideration of a variety of factors, including each individual’s tenure, level and scope of responsibility and performance and contribution to the achievement of our long-term goals, as well as factors relating to our overall performance and management’s recommendations regarding compensation. The Compensation Committee does not objectively measure any of the individual factors, nor does it evaluate the actual performance of each of the named executive officers relating to each factor. No one factor is given precedence in the Compensation Committee’s analysis, although the Compensation Committee does consider the recommendations of the Company’s Chairman and Chief Executive Officer. The Compensation Committee also considers whether the executive officers spend a portion of their time managing other related entities. A portion of the salary of each of Mr. Pearson and Mr. Collich is billed to one or more affiliated entities based on services rendered to those entities.
Most Recent Stockholder Advisory Vote on Executive Compensation. At our 2023 annual meeting of stockholders, our stockholders recommended, and our Board subsequently adopted, a triennial stockholder vote on executive compensation. In May 2023, our stockholders cast an advisory vote on the Company’s executive compensation decisions and policies as disclosed in the proxy statement issued by the Company in March 2023. Approximately 94.8% of the shares voted on the matter were cast in support of the compensation decisions and policies as disclosed. The Compensation Committee considered this result an endorsement of the Company’s compensation policies and practices and determined that it was not necessary at this time to make any material changes to those policies and practices in response to the advisory vote.

Base salary determinations are generally made by the Compensation Committee annually effective as of May 1 of each year.

Name	Base Salary Beginning May 1, 2023	Base Salary Beginning May 1, 2022	Percentage Change
B. Francis Saul II
Chairman and Chief Executive Officer	$125,000	$125,000	—%
D. Todd Pearson
President and Chief Operating Officer	850,000	750,000	13%
Christopher H. Netter (1)
Executive Vice President - Leasing	645,000	625,000	3%
John F. Collich
Senior Vice President - Chief Acquisitions and Development Officer	500,000	484,000	3%
Carlos L. Heard
Senior Vice President - Chief Financial Officer	500,000	450,000	11%
(1)    Mr. Netter retired effective December 31. 2023. Upon his retirement, Mr. Netter entered into a six-month consulting arrangement with the Company. The arrangement provides that Mr. Netter shall receive a total of $470,000 payable in six equal monthly installments.

Bonus determinations are made by the Compensation Committee annually and are typically awarded in December of each year. Bonus awards are typically calculated as a percentage of the employee’s base salary and are determined on the basis of the recommendation of the Chairman and Chief Executive Officer and other subjective factors rather than the achievement by the executive officer of any pre-determined performance target. In December 2023, the Compensation Committee approved bonuses for the named executive officers in amounts of either 15% or 20% of the named executive officer’s base salary as provided below.

Name	Base Salary	Bonus	Bonus as a Percentage of Base Salary
B. Francis Saul II	$125,000	$25,000	20%
D. Todd Pearson	850,000	127,500	15%
Christopher H. Netter	645,000	96,750	15%
John F. Collich	500,000	75,000	15%
Carlos L. Heard	500,000	75,000	15%
The base salary and bonus paid to the Chairman and Chief Executive Officer was less than the compensation paid to other executive officers because the Compensation Committee also considered that the Chairman and Chief Executive Officer devotes a portion of his time to managing other related entities. We believe that the current base salary levels and annual bonus awards of the Company’s officers reflect the unique talents and skills of its officers.
Equity Awards. While not a key element in compensation, the Compensation Committee believes that the prudent use of equity incentives aligns the interests of officers with those of stockholders and promotes long-term stockholder value. The Compensation Committee will continue to look at the total compensation package for each officer and the policies underlying the Company’s long-term compensation goals when granting awards under the plan. At present, the Board of Directors does not prescribe any stock ownership guidelines for our executive officers.

We do not time, nor have we ever timed, the grant of equity awards in coordination with the release of material non-public information, and we have never back-dated any equity awards. We expect that awards to executive officers in the future will be made at regularly scheduled Compensation Committee meetings. For corporate and accounting measurement purposes, the date of grant of an award to our executive officers is the date the Compensation Committee approves the award or such later date as the Compensation Committee specifies. For stock options, the exercise price per share is determined by the Compensation Committee and must be greater than or equal to the closing market price of Common Stock on the date of award.
The Compensation Committee granted 223,500 options to officers of the Company during 2023, of which 90,000 options were granted to named executive officers.
Benefits and Other Perquisites. We provide benefits to our executive officers under the B. F. Saul Company Employees 401(k) Retirement Plan (the “Tax Qualified Plan”). Our executive officers are eligible to receive, on the same basis as other employees, employer matching contributions under the Tax Qualified Plan. This allows our executive officers to save for their retirement on a tax-deferred basis through the Section 401(k) savings feature of the plan, with the Company-funded portion of these benefits based on matching the contributions of the executive officers. Additional information on these Company-funded retirement contributions can be found in the Summary Compensation Table below. We also provide benefits to our executive officers under the B. F. Saul Company Supplemental Executive Retirement Plan (the “SERP”). The SERP, which is not available to all employees, allows the executive officers and other highly compensated employees to receive benefits they would have received under the Tax Qualified Plans, but for statutory limits. We do not sponsor a defined benefit pension plan for our executive officers or any other employees. Matching contributions under the Tax Qualified Plan and the SERP made to the named executive officers for the years ended December 31, 2023, 2022 and 2021 are shown in the “Other Compensation” column of the Summary Compensation Table below. Additional information on the SERP can be found in the Nonqualified Deferred Compensation Table below.
Our executive officers are also eligible to participate, on similar terms as employees who meet applicable eligibility criteria, in the other employee benefit and welfare plans that the Company maintains, subject to any legal limitations on the amounts that may be contributed or the benefits that may be payable under such plans.
We do not consider perquisites to be a principal component of our executive officers’ compensation. We believe that our executive officer benefit and perquisite programs are reasonable and competitive with benefits and perquisites provided to executive officers of other REITs and are necessary to sustain a fully competitive executive compensation program.
Governance and Other Considerations
Recoupment of Compensation. The Company adopted an incentive-based compensation recoupment policy in 2023 in accordance with the SEC rules and NYSE listing standards rules effective on October 2, 2023, which mandate the recovery of certain erroneously paid performance-based incentive compensation that may be received by our executive officers on or after October 2, 2023, if the Company has a qualifying financial restatement during the three completed fiscal years immediately prior to the fiscal year in which a financial restatement determination is made, subject to limited exceptions. In addition, under the terms of the 2024 Plan, if the Company is required to prepare restated financial results owing to an executive officer’s intentional misconduct or grossly negligent conduct, the Compensation Committee has the authority, to the extent permitted by applicable law, to require reimbursement or forfeiture to the Company of the amount of bonus or incentive compensation (whether cash-based or equity-based) such executive officer received during a fixed period, determined by the Compensation Committee, preceding the year the restatement is determined to be required, to the extent that such bonus or incentive compensation exceeds what the officer would have received based on an applicable restated performance measure or target.
Prohibition on Hedging and Short Sales. We prohibit short sales and hedging transactions for all Company employees, including directors, named executive officers, employees of Company subsidiaries and employees of B. F. Saul Company.
Compensation Risks. The Compensation Committee believes that risks arising from our policies and practices for compensating employees are not reasonably likely to have a material adverse effect on the Company. The Compensation Committee endeavors to implement management incentives that cultivate a level of risk-taking behavior consistent with our business strategies. Because the bonus and other variable components of compensation are determined in large part on subjective considerations rather than formulae or other objective criteria, the Compensation Committee believes that the Company’s compensation policies do not contribute significantly to inappropriate risk-taking.

Summary Compensation Table
The following Summary Compensation Table sets forth the compensation paid to or earned by the named executive officers, which includes the Company’s Chief Executive Officer, Chief Financial Officer and each of its three other most highly compensated executive officers who were serving as of December 31, 2023 for, or with respect to, the years ended December 31, 2023, 2022 and 2021.

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compen-sation	Change in Pension Value and Non-Qualified Deferred Compen-sation Earnings	All Other Compen-sation	Total
					(1)		(2)	(7)
B. Francis Saul II	2023	$125,000	$25,000	$—	$—	$—	$94,211	$58,083	$302,294
Chairman and Chief Executive Officer	2022	125,000	25,000	—	—	—	77,744	65,430	293,174
	2021	125,000	25,000	—	—	—	38,887	59,578	248,465
D. Todd Pearson (3)	2023	815,385	127,500	—	181,800	—	11,500	109,012	1,245,197
President and Chief Operating Officer	2022	715,385	112,500	—	229,800	—	6,451	64,229	1,128,365
	2021	614,615	97,500	—	149,000	—	1,748	57,283	920,146
Christopher H. Netter (4)	2023	673,696	96,750	—	151,500	—	66,304	60,783	1,049,033
Executive Vice President-Leasing	2022	619,808	93,750	—	191,500	—	53,015	57,369	1,015,442
	2021	604,462	91,500	—	149,000	—	25,518	56,314	926,794
John F. Collich (5)	2023	494,461	75,000	—	121,200	—	46,224	48,724	785,609
Senior Vice President-Chief Acquisitions and Development Officer	2022	479,583	72,600	—	153,200	—	37,178	47,687	790,248
	2021	468,397	70,686	—	119,200	—	18,025	46,901	723,209
Carlos L. Heard (6)	2023	482,692	75,000	—	90,900	—	2,405	48,018	699,015
Senior Vice President - Chief Financial Officer	2022	424,038	67,500	—	114,900	—	881	44,048	651,367
	2021	284,135	56,250	—	59,600	—	35	31,340	431,360

(1)    The amounts in this column include the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. See note 10 to the consolidated financial statements in the Company's 2023 annual report to stockholders for the assumptions used to value these awards.
(2)    Earnings are calculated at the last day of each month and credited to each account at an amount equal to the product of (i) one-twelfth of the current “yield to worst” reported for the U. S. Corporate High Yield Bond Index and (ii) the sum of (a) the deferred compensation account balance as of the last day of the preceding month and (b) amounts deferred for the current month.
(3)    Approximately 1%, 1% and 14% of total compensation in the table above for 2023, 2022 and 2021, respectively, related to services provided by Mr. Pearson to affiliates of the Company, for which the Company was reimbursed pursuant to the terms of the shared services agreement. See "Certain Relationships and Transactions" on page 35.
(4)    Mr. Netter retired effective December 31, 2023. Upon his retirement, Mr. Netter entered into a six-month consulting arrangement with the Company. The arrangement provides that Mr. Netter shall receive a total of $470,000 payable in six equal monthly installments.
(5)    Approximately 49%, 50% and 51% of total compensation in the table above for 2023, 2022 and 2021, respectively, related to services provided by Mr. Collich to affiliates of the Company, for which the Company was reimbursed pursuant to the terms of the shared services agreement. See "Certain Relationships and Transactions" on page 35.
(6)    Mr. Heard was appointed Senior Vice President - Chief Financial Officer effective April 1, 2021.
(7)    The following table sets forth the components of “All Other Compensation” paid to the named executive officers for 2023, 2022 and 2021.

All Other Compensation
Name	Year	Director's Compensation (a)	Tax-Qualified Plan Contribution (b)	SERP Contribution (c)		Auto Allowance	Group Term Life Insurance	Total
B. Francis Saul II	2023	$49,083	$—	$9,000	(d)	$—	$—	$58,083
	2022	56,430	—	9,000	(d)	—	—	65,430
	2021	50,578	—	9,000	(d)	—	—	59,578
D. Todd Pearson	2023	37,883	19,800	36,773		12,600	1,956	109,012
	2022	—	18,300	31,373		12,600	1,956	64,229
	2021	—	17,400	25,327		12,600	1,956	57,283
Christopher H. Netter	2023	—	19,800	26,427		12,600	1,956	60,783
	2022	—	18,300	24,513		12,600	1,956	57,369
	2021	—	17,400	24,358		12,600	1,956	56,314
John F. Collich	2023	—	19,800	14,368		12,600	1,956	48,724
	2022	—	18,300	14,831		12,600	1,956	47,687
	2021	—	17,400	14,945		12,600	1,956	46,901
Carlos L. Heard	2023	—	19,800	13,662		12,600	1,956	48,018
	2022	—	18,300	11,192		12,600	1,956	44,048
	2021	—	13,765	6,658		9,450	1,467	31,340
(a)Director’s compensation for Mr. B. Francis Saul II for 2023, 2022 and 2021 includes fees of $26,000, $26,000 and $26,000, respectively, Common Stock awards of 200 shares in each year valued at $6,758, $9,580, and $8,778, respectively, and non-qualified stock option awards of 2,500 options in each year valued at $6.53, $8.34 and $6.32 per option, respectively. Director’s compensation for Mr. D. Todd Pearson for 2023 includes fees of $14,800, a Common Stock award of 200 shares valued at $6,758, and a non-qualified stock option award of 2,500 options valued at $6.53 per option. The amounts in this column include the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. See note 10 to the consolidated financial statements in the Company’s 2023 annual report to stockholders for the assumptions used to value these awards.
(b)Value of employer's contribution for 2023, 2022 and 2021 represents up to 6% of eligible compensation up to $330,000 for 2023, $305,000 for 2022 and $290,000 for 2021.
(c)Value of employer's contribution for 2023, 2022 and 2021 represents up to 6% of eligible compensation in excess of $330,000 for 2023, $305,000 for 2022 and $290,000 for 2021.
(d)Because Mr. B. Francis Saul II receives compensation from other affiliated companies, all Saul Centers' retirement plan contributions are made to the SERP.

Grants of Plan-Based Awards
The following plan-based awards were awarded to named executive officers pursuant to our 2004 Stock Plan during 2023.

Name	Grant Date	Number of Shares of Common Stock Awarded	Grant Date Fair Value	All Other Option Awards: Number of Shares of Common Stock Underlying Options	Exercise Price of Option Awards	Grant Date Fair Value
B. Francis Saul II (1)	5/12/2023	200	$6,758	2,500	$33.79	$16,325
D. Todd Pearson (1) (2)	5/12/2023	200	6,758	32,500	33.79	198,125
Christopher H. Netter (2)	5/12/2023	—	—	25,000	33.79	151,500
John F. Collich (2)	5/12/2023	—	—	20,000	33.79	121,200
Carlos L. Heard (2)	5/12/2023	—	—	15,000	33.79	90,900
(1)    Includes 200 shares of Common Stock and 2,500 options granted to Messrs. Saul and Pearson in respect of their service as directors, which vested immediately upon grant and were valued at $6.53 per option.
(2)    Options awarded to officers vest 25% on each of the first four anniversaries of the grant date. Employee stock option awards granted in 2023 were valued at $6.06 per option.

Outstanding Equity Awards at Fiscal Year End
The following table sets forth certain information with respect to option awards outstanding as of December 31, 2023, for each of the named executive officers.

		Number of Securities Underlying Unexercised Options				Exercise	Expiration
Name	Grant Date	Exercisable		Unexercisable		Price	Date
B. Francis Saul II	5/8/2015	2,500	(1)	—		$51.07	5/7/2025
	5/6/2016	2,500	(1)	—		57.74	5/5/2026
	5/5/2017	2,500	(1)	—		59.41	5/4/2027
	5/11/2018	2,500	(1)	—		49.46	5/10/2028
	5/3/2019	2,500	(1)	—		55.71	5/2/2029
	4/24/2020	2,500	(1)	—		50.00	4/23/2030
	5/7/2021	2,500	(1)	—		43.89	5/6/2031
	5/13/2022	2,500	(1)	—		47.90	5/12/2032
	5/12/2023	2,500	(1)	—		33.79	5/11/2033

D. Todd Pearson	5/5/2017	5,000	(2)	—		59.41	5/4/2027
	5/11/2018	5,000	(2)	—		49.46	5/10/2028
	5/3/2019	7,500	(2)	—		55.71	5/2/2029
	4/24/2020	11,250	(2)	3,750	(2)	50.00	4/23/2030
	5/7/2021	12,500	(2)	12,500	(2)	43.89	5/6/2031
	5/13/2022	7,500	(2)	22,500	(2)	47.90	5/12/2032
	5/12/2023	2,500	(1)	30,000	(2)	33.79	5/11/2033

Christopher H. Netter	5/9/2014	15,000	(2)	—		47.03	5/8/2024
	5/8/2015	20,000	(2)	—		51.07	5/7/2025
	5/6/2016	20,000	(2)	—		57.74	5/5/2026
	5/5/2017	20,000	(2)	—		59.41	5/4/2027
	5/11/2018	20,000	(2)	—		49.46	5/10/2028
	5/3/2019	20,000	(2)	—		55.71	5/2/2029
	4/24/2020	15,000	(2)	5,000	(2)	50.00	4/23/2030
	5/07/2021	12,500	(2)	12,500	(2)	43.89	5/06/2031
	5/13/2022	6,250	(2)	18,750	(2)	47.90	5/12/2032
	5/12/2023	—		25,000	(2)	33.79	5/11/2033

John F. Collich	5/10/2013	5,000	(2)	—		44.42	5/9/2023
	5/9/2014	10,000	(2)	—		47.03	5/8/2024
	5/8/2015	20,000	(2)	—		51.07	5/7/2025
	5/6/2016	20,000	(2)	—		57.74	5/5/2026
	5/5/2017	20,000	(2)	—		59.41	5/4/2027
	5/11/2018	20,000	(2)	—		49.46	5/10/2028
	5/3/2019	20,000	(2)	—		55.71	5/2/2029
	4/24/2020	15,000	(2)	5,000	(2)	50.00	4/23/2030
	5/7/2021	10,000	(2)	10,000	(2)	43.89	5/6/2031
	5/13/2022	5,000	(2)	15,000	(2)	47.90	5/12/2032
	5/12/2023	—		20,000	(2)	33.79	5/11/2033

Carlos L. Heard	5/7/2021	5,000	(2)	5,000	(2)	43.89	5/6/2031
	5/13/2022	3,750	(2)	11,250	(2)	47.90	5/12/2032
	5/12/2023	—		15,000	(2)	33.79	5/11/2033

(1) - Director option awards vest immediately upon grant.
(2) - Executive officer option awards vest 25% on each of the first four anniversaries of the grant date.
Option Exercises and Stock Vested
No stock options were exercised by the named executive officers during the year ended December 31, 2023.

Equity Compensation Plan Information
    The following table provides information as of December 31, 2023 regarding equity compensation plans approved by the stockholders and equity compensation plans that were not approved by the stockholders.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders (1)	1,820,000	$49.41	125,812
Equity compensation plans not approved by security holders	—	—	—
Total	1,820,000	$49.41	125,812
(1)    Consists entirely of Common Stock authorized for issuance under the 2004 Plan.
Nonqualified Deferred Compensation
The following table sets forth information concerning the participation by the named executive officers in the SERP during 2023. See “Benefits and Other Perquisites” on page 24 for a description of the SERP.

Name	Executive Contributions in 2023 (1)	Saul Centers, Inc. Contributions in 2023 (2)	2023 Earnings (3) (4)	Aggregate Withdrawals / Distributions	Aggregate Balance at December 31, 2023
B. Francis Saul II	$3,000	$9,000	$94,211	—	$1,164,785
D. Todd Pearson	12,258	36,773	11,500	—	177,879
Christopher H. Netter	8,809	26,427	66,304	—	843,262
John F. Collich	4,789	14,368	46,224	—	584,633
Carlos L. Heard	4,554	13,662	2,405	—	45,337
(1)    Executives contribute up to a maximum of 2% of eligible compensation.
(2)    The Company contributes up to three times the executive officer's retirement plan contribution.
(3)    Earnings are calculated at the last day of each month and credited to each account at an amount equal to the product of (i) one-twelfth of the current “yield to worst” reported for the U. S. Corporate High Yield Bond Index and (ii) the sum of (a) the deferred compensation account balance as of the last day of the preceding month and (b) amounts deferred for the current month.
(4)    No amounts in the 2023 Earnings column represent salary or bonus that was reported in the Summary Compensation Tables in prior years.

Executive Employment Contracts and Potential Payments upon Termination or Change in Control
The Company does not have employment or severance agreements with any of its executive officers. Therefore, the Company does not have a predetermined termination or change of control compensation plan in place for any of its named executive officers.
CEO Pay Ratio
    In accordance with Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, set forth below is information about the relationship of the annual total compensation of Mr. B. Francis Saul II, our Chief Executive Officer, and the annual total compensation of our employees.
    The 2023 annual total compensation of the Company’s Chief Executive Officer was $302,294. The 2023 annual total compensation of the median employee (excluding the Chief Executive Officer) was $80,496. The resulting ratio of our Chief Executive Officer’s total compensation to the total compensation of our median employee for 2023 was 3.8:1.
    We determined our median employee based on our employee population as of December 31, 2023. To determine the median employee from our employee population, we compared the total cash compensation of all such employees who provided services to the Company in 2023. The compensation for employees who commenced employment with us during the year, and who, therefore, were employed by the Company for less than a full year during 2023, was annualized. Compensation provided to part-time employees was not annualized.
    Certain of our employees are full-time employees of our non-subsidiary affiliates who spend a portion of their time working on the Company's matters, and certain full-time Company employees spend a portion of their time working for our non-subsidiary affiliates on non-Company matters. The salaries and benefits of these shared employees of these affiliates are charged to the Company and the affiliates based on the percentage of time spent working for each organization. See “Certain Relationships and Transactions” on page 37. For purposes of determining our median employee, we treated these shared employees as part-time employees of the Company based on the portion of their compensation attributed to the Company.
After identifying the median employee, we calculated annual total compensation for such employee using the same methodology we use for our named executive officers, as set forth in the 2023 Summary Compensation Table in this proxy statement, to compute the ratio of the Chief Executive Officer’s total pay to that of the median employee.

Pay Versus Performance
The following table sets forth additional compensation information for our principal executive officer (“PEO”) and non-PEO Named Executive Officers (“NEOs”), including the compensation actually paid (“CAP”) to our PEO and Average CAP to our non-PEO NEOs, as determined in accordance with SEC rules, total stockholder return (“TSR”) and net income for the years ended December 31, 2023, 2022, 2021, and 2020:

					Value of Initial Fixed $100 Investment on January 1, 2020 Based On:
Year	Summary Compensation Table Total for PEO (1)	Compensation Actually Paid to PEO (1)	Average Summary Compensation Table Total for Non-PEO NEOs (2)	Average Compensation Actually Paid to Non-PEO NEOs (2)	Saul Centers Total Stockholder Return (4)	Peer Group Total Stockholder Return (3) (4)	Net Income (in thousands) (4)
2023	$302,294	$302,294	$944,714	$940,496	$92.84	$110.96	$69,026
2022	293,174	293,174	896,356	802,676	90.34	99.72	65,392
2021	248,465	248,465	680,841	929,317	112.03	131.78	61,649
2020	193,906	193,906	706,527	540,224	63.93	92.00	50,316
(1) Mr. B. Francis Saul II was our PEO for all years shown. All equity grants awarded to Mr. B. Francis Saul II vested immediately. There are no adjustments to the Summary Compensation Table total to arrive at CAP to our PEO.
(2) For 2020, our other NEOs included Messrs. Schneider, Netter, Pearson and Collich. For 2021, our other NEOs included Messrs. Schneider, Pearson, Netter, Collich and Heard. For 2023 and 2022, our other NEOs included Messrs. Pearson, Netter, Collich and Heard.
(3) Peer Group TSR is calculated using the FTSE Nareit Equity Index, which is the index used for purposes of our performance graph in our Annual Report on Form 10-K for the year ended December 31, 2023.
(4) The Company does not link CAP with net income, TSR, or any other financial performance measurement. The Compensation Committee believes that the annual salary, cash bonus, and options awarded to each of our NEOs during the periods presented reflected the scope of the role and responsibilities of the applicable position, individual performance and experience, and competitive market practices. The Compensation Committee believes that the annual salary, cash bonus, and options awarded to each of our NEOs maintain a level of total compensation that allows us to attract and retain executive officers who create and preserve sustainable stockholder value.
The following table summarizes the adjustments made during each year to arrive at average CAP to the other NEOs during 2023, 2022, 2021, and 2020.

	Average of Other NEOs
Adjustments	2023	2022	2021	2020
Amounts reported under “Option Awards” in Summary Compensation Table	$(136,350)	$(172,350)	$(95,360)	$(17,250)
Fair Value of Awards Granted in the Indicated Year and Unvested as of Year-End	203,625	138,825	156,800	29,438
Change in Fair Value from Awards Granted in Prior Years that Remain Unvested as of Year-End	(26,716)	(63,297)	146,115	(103,803)
Change in Fair Value from Awards Granted in Prior Years that Vested during the Year	(44,777)	3,142	40,921	(74,688)
Increase based on Dividends or Other Earnings Paid During Year prior to Vesting Date of Award	—	—	—	—
Total Adjustments	$(4,218)	$(93,680)	$248,476	$(166,303)

Description of Relationships Between CAP and Specified Performance Measures
The Company does not link CAP with net income, TSR, or any other financial performance measurement. As shown in the charts below, the CAP to our PEO and the average CAP to our non-PEO NEOs may not be correlated to our TSR and net income. This is primarily due to annual changes in value of the equity awards granted and outstanding in each year. Our TSR is generally correlated to the TSR of the FTSE Nareit Equity Index.

COMPENSATION COMMITTEE REPORT
The information contained in the report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any previous or future filings under the Securities Act of 1933, as amended, or the Exchange Act except to the extent that the Company incorporates it by specific reference.
The Compensation Committee has reviewed the Compensation Discussion and Analysis and discussed that analysis with management. Based on its review and discussions with management, the Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for 2023 and the Company’s 2024 Proxy Statement. This report is provided by the following independent directors, who comprise the Committee.

Members of the Compensation Committee
H. Gregory Platts, Chairman
Philip D. Caraci
March 14, 2024

AUDIT COMMITTEE REPORT
The information contained in the report shall not be deemed to be “soliciting material” or “filed” with the SEC, nor shall such information be incorporated by reference into any previous or future filings under the Securities Act of 1933, as amended, or the Exchange Act except to the extent that the Company incorporates it by specific reference.
Duties, Powers and Responsibilities. The Audit Committee is governed by a charter, a copy of which is available both on the Company’s website at www.saulcenters.com and in print free of charge to any stockholder who requests it. The Audit Committee charter is designed to assist the Audit Committee in complying with applicable provisions of the Exchange Act and the NYSE listing standards, all of which relate to corporate governance and many of which directly or indirectly affect the duties, powers and responsibilities of the Audit Committee. Among the duties, powers and responsibilities of the Audit Committee as provided in the Audit Committee charter, the Audit Committee:
•has sole power and authority concerning the engagement and fees of the independent registered public accounting firm;
•reviews with the independent registered public accounting firm the plans and results of the audit engagement;
•pre-approves audit and permitted non-audit services provided by the independent registered public accounting firm;
•reviews the independence of the independent registered public accounting firm;
•review and approve in advance the appointment and/or replacement of the chief internal audit executive;
•reviews the adequacy of the Company’s internal controls over financial reporting; and
•reviews accounting, auditing and financial reporting matters with the Company’s independent registered public accounting firm and management.
Review and Discussion with Management and Independent Registered Public Accounting Firm. The Audit Committee has reviewed and discussed with management the Company’s audited financial statements for the year ended
December 31, 2023, management’s assessment of the effectiveness of the Company’s internal control over financial reporting and the independent registered public accounting firm’s attestation of the effectiveness of the Company’s internal control over financial reporting.
The Audit Committee has also discussed with the independent registered public accounting firm those items required by the Public Company Accounting Oversight Board ("PCAOB") and the SEC, which includes among other things, matters related to the conduct of the audit of the Company’s financial statements. The Audit Committee has received a written disclosure letter required by the PCAOB from the independent registered public accounting firm regarding their independence, and has discussed the independent registered public accounting firm's independence with them.
2023 and 2022 Independent Registered Public Accounting Firm Fee Summary. During 2023 and 2022, the Company retained Deloitte to provide services in the following categories and amounts:

	2023	2022
Audit Fees (1)	$844,200	$833,600
Audit Related Fees (2)	—	—
Tax Fees	84,500	70,900
All Other Fees	1,900	—
Total Fees	$930,600	$904,500

(1)    Audit fees include the audit fee, fees incurred for attestation relating to the effectiveness of internal control over financial reporting required by Section 404 of the Sarbanes-Oxley Act of 2002, and fees for comfort letters, attest services, consents and assistance with and review of documents filed with the SEC.
(2)    Audit related fees consist of fees incurred for audit procedures related to the acquisition of operating real estate properties, fees for consultation concerning financial accounting and reporting standards, performance of agreed-upon procedures, and other audit or attest services not required by statute or regulation.
The Audit Committee has determined that the provision of audit related services by Deloitte during 2023 is compatible with maintaining Deloitte’s independence.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm. Consistent with SEC policies regarding registered public accounting firm independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the independent registered public accounting firm. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm.
Prior to engagement of the independent registered public accounting firm for the next year’s audit, management will submit to the Audit Committee for approval an aggregate of services expected to be rendered during that year for each of the categories of services listed in the table above.
Prior to engagement, the Audit Committee pre-approves these services by category of service. The fees are budgeted, and the Audit Committee requires the independent registered public accounting firm and management to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise necessitating engagement of the independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee requires specific pre-approval before engaging the independent registered public accounting firm. For the fiscal years ended December 31, 2023 and 2022, the Audit Committee pre-approved 100% of services described above in the captions Audit Related Fees, Tax Fees and All Other Fees. For the fiscal year ended December 31, 2023, all hours expended on Deloitte’s engagement to audit our financial statements were performed by full-time, permanent employees of Deloitte.
Conclusion. Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Annual Report of the Company on Form 10-K for the year ended December 31, 2023 for filing with the SEC.

George P. Clancy, Jr., Committee Chairman
Philip D. Caraci
H. Gregory Platts
February 28, 2024

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Unless otherwise indicated, the following table sets forth certain information as of March 4, 2024, concerning shares of Common Stock beneficially owned by all persons (if any) known by the Company to own more than 5% of the Company’s outstanding Common Stock, by each director and nominee, by each named executive officer and by all directors and executive officers as a group, according to information provided to the Company by each such person. Unless otherwise noted, each person named has sole voting and sole investment power with respect to all shares beneficially owned by such person.
For purposes of this table, “beneficially owned” includes securities redeemable or exercisable for Common Stock that are currently redeemable or exercisable or that will become redeemable or exercisable within 60 days of March 4, 2024, unless otherwise indicated. As a result, the number of shares set forth below includes (i) the number of shares of Common Stock the person holds, (ii) the number of shares of Common Stock the person could receive on exercise of options for shares held by the person that are exercisable within 60 days of March 4, 2024, unless otherwise indicated, (iii) fees deferred into shares of Common Stock by directors under the Directors Plan, and (iv) solely for Mr. B. Francis Saul II, the number of shares of Common Stock Mr. B. Francis Saul II, immediate family members of Mr. B. Francis Saul II, entities and trusts controlled by Mr. B. Francis Saul II and other affiliates of Mr. B. Francis Saul II (collectively, the “Saul Organization”), could receive on conversion of certain units of limited partnership interest in Saul Holdings Limited Partnership (the “Operating Partnership”). In general, these units are convertible into shares of Common Stock on a one-for-one basis provided that, in accordance with the Articles, the rights may not be exercised at any time that the Saul Organization beneficially owns, directly or indirectly, in the aggregate more than 39.9% of the value of the Company’s outstanding Common Stock and Preferred Stock (the “Ownership Limit”).

Name of Beneficial Owner (1)	Aggregate Number of Shares Beneficially Owned (2)		Percent of Class (2)
B. Francis Saul II	12,135,822	(3)	48.7%
Philip D. Caraci	184,363	(4)	*
John E. Chapoton	55,887	(5)	*
George P. Clancy, Jr.	38,620	(6)	*
J. Page Lansdale	179,300	(7)	*
Willoughby B. Laycock	41,817	(8)	*
LaSalle D. Leffall III	—
Patricia Saul Lotuff	25,741	(9)	*
D. Todd Pearson	61,003	(10)	*
H. Gregory Platts	27,900	(11)	*
Earl A. Powell III	16,200	(12)	*
Andrew M. Saul II	24,300	(13)	*
Mark Sullivan III	40,173	(14)	*
Christopher H. Netter	154,885	(15)	*
John F. Collich	189,188	(16)	*
Carlos L. Heard	8,962	(17)	*
T. Rowe Price	2,141,415	(18)	8.9%
100 E. Pratt Street, Baltimore, MD 21202
The Vanguard Group, Inc.	2,092,754	(19)	8.7%
101 Vanguard Blvd., Malvern, PA 19355
Blackrock, Inc.	2,008,503	(20)	8.4%
50 Hudson Yards, New York, NY 10001
All directors, director nominees and executive officers as a group (22 persons)	13,567,195	(21)	52.4%

(1)Except as otherwise indicated, the address of each beneficial owner listed is c/o Saul Centers, Inc., 7501 Wisconsin Avenue, Suite 1500E, Bethesda, MD 20814-6522.
(2)Beneficial ownership and percent of class are calculated pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended. * indicates ownership of less than 1%.

(3)Includes 8,440,475 shares owned by B. F. Saul Real Estate Investment Trust (the “Trust”), 533,756 shares owned by Dearborn, LLC, 146,218 shares owned by SHLP Unit Acquisition Corporation, 2,774 shares owned by Avenel Executive Park, Phase II, LLC, 399,896 shares owned by B. F. Saul Property Company, 357,901 shares owned by B. F. Saul Company, 403,726 shares owned by Westminster Investing LLC, 35,062 shares owned by Van Ness Square Corporation, 15,393 shares owned by various family trusts for which Mr. B. Francis Saul II is either the sole trustee or sole custodian for a child, and 162,168 shares owned by Mr. B. Francis Saul II’s spouse (156,074 shares owned directly and 6,094 shares owned in the Saul Centers stock fund of her 401(k) plan). Mr. B. Francis Saul II disclaims beneficial ownership of 162,168 shares owned by his spouse. Pursuant to Rule 13d-3, the Common Stock described above is considered to be beneficially owned by Mr. B. Francis Saul II because he has or may be deemed to have sole or shared voting and/or investment power in respect thereof. Includes 22,500 shares subject to options held by Mr. B. Francis Saul II which are currently exercisable. Includes 140,375 shares directly held by a trust and attributed to Mr. B. Francis Saul II and his spouse's 401(k) retirement accounts due to the interests they hold in the trust. Mr. B. Francis Saul II and his spouse have investment, but not voting, power over such shares. Includes 894,000 of 9,886,920 units of the Operating Partnership owned by the Trust, Dearborn LLC, SHLP Unit Acquisition Corp., B. F. Saul Company, Van Ness Square Corporation, Westminster Investing LLC, Avenel Executive Park Phase II, LLC, and 1592 Rockville Pike LLC. The remaining units owned by these entities cannot be converted because conversion would cause the Saul Organization to exceed the Ownership Limit.
(4)Includes 23,166 shares owned by Mr. Caraci’s spouse. Mr. Caraci disclaims beneficial ownership of 23,166 shares owned by his spouse. Includes 25,000 shares subject to options held by Mr. Caraci which are currently exercisable.
(5)Includes 25,000 shares subject to options held by Mr. Chapoton which are currently exercisable.
(6)Includes 25,000 shares subject to options held by Mr. Clancy which are currently exercisable.
(7)Includes 172,500 shares subject to options held by Mr. Lansdale which are currently exercisable.
(8)Includes 631 shares owned by Ms. Laycock’s spouse. Ms. Laycock disclaims beneficial ownership of the 631 shares owned by her spouse. Includes 35,000 shares subject to options held by Ms. Laycock which are currently exercisable or will become exercisable within 60 days of March 4, 2024.
(9)Includes 2,500 shares subject to options held by Ms. Lotuff which are currently exercisable.
(10)Includes 55,000 shares subject to options held by Mr. Pearson which are currently exercisable or will become exercisable within 60 days of March 4, 2024. Includes 2,098 shares owned by Mr. Pearson's spouse. Mr. Pearson disclaims beneficial ownership of the 2,098 shares owned by Mr. Pearson's spouse.
(11)Includes 25,000 shares subject to options held by Mr. Platts which are currently exercisable.
(12)Includes 15,000 shares subject to options held by Mr. Powell which are currently exercisable.
(13)Includes 22,500 shares subject to options held by Mr. A. M. Saul II which are currently exercisable.
(14)Includes 800 shares held by a trust of which Mr. Sullivan is a co-trustee. The beneficiaries of this trust are Mr. Sullivan’s brother and his brother’s children. Mr. Sullivan disclaims beneficial ownership of the 800 shares held by this trust. Includes 25,000 shares subject to options held by Mr. Sullivan which are currently exercisable.
(15)Mr. Netter retired effective December 31, 2023. Includes 773 shares owned by Mr. Netter’s spouse. Mr. Netter disclaims beneficial ownership of the 773 shares owned by his spouse. Mr. Netter has investment, but not voting, power over such shares. Includes 153,750 shares subject to options which are currently exercisable or will become exercisable within 60 days of March 4, 2024. Excludes 650 depositary shares each representing 1/100 of one share of 6.000% Series E Cumulative Redeemable Preferred Stock, representing less than 1.0% of the Series E depositary shares issued and outstanding.
(16)Includes 2,467 shares owned by Mr. Collich’s spouse. Mr. Collich disclaims beneficial ownership of the 2,467 shares owned by his spouse. Includes 145,000 shares subject to options which are currently exercisable or will become exercisable within 60 days of March 4, 2024. Excludes 873 depositary shares each representing 1/100 of one share of 6.000% Series E Cumulative Redeemable Preferred Stock, representing less than 1.0% of the Series E depositary shares issued and outstanding.
(17)Includes 8,750 shares subject to options held by Mr. Heard which are currently exercisable.

(18)This information is based on a Schedule 13G filed with the SEC on February 14, 2024, in which it was reported that T. Rowe Price Investment Management, Inc. and T. Rowe Price Small-Cap Value Fund, Inc. (collectively, “T. Rowe Price”), in their capacity as investment advisors, had sole power to vote or direct the voting of 784,903 shares, and the sole power to dispose or to direct the disposition of 2,141,415 shares. T. Rowe Price does not have the shared power to vote or direct the vote of or the shared power to dispose or direct the disposition of any shares. T. Rowe Price has advised the Company that (i) these securities are owned by various individual and institutional investors which T. Rowe Price serves as an investment advisor with power to direct investments and/or sole power to vote the securities and (ii) for the purposes of the reporting requirements of the Exchange Act, T. Rowe Price is deemed to be a beneficial owner of such securities; however, T. Rowe Price expressly disclaims that it is, in fact, the beneficial owner of such securities.
(19)This information is based on a Schedule 13G/A filed with the SEC on February 13, 2024 in which it was reported that The Vanguard Group, Inc. (“Vanguard”) has sole power to vote or direct the vote, and sole power to dispose or to direct the disposition of zero and 2,057,175 shares, respectively, and shared power to vote or direct the vote and shared power to dispose or direct the disposition of 22,217 and 35,579 shares, respectively. Vanguard is an investment adviser in accordance with Section 13d-1(b)(1)(ii)(E) of the Exchange Act.
(20)This information is based on a Schedule 13G/A filed with the SEC on January 25, 2024 in which it was reported that Blackrock, Inc., in its capacity as an investment advisor, had sole power to vote, and direct the voting of 1,984,883 shares and dispose of 2,008,503 shares. BlackRock, Inc. does not have the shared power to vote or direct the vote of or the shared power to dispose or direct the disposition of any shares.
(21)Excludes 2,771 depositary shares, each representing 1/100 of one share of 6.125% Series D Cumulative Redeemable Preferred Stock, representing less than 1.0% of the Series D depositary shares issued and outstanding. Excludes 1,723 depositary shares, each representing 1/100 of one share of 6.0% Series E Cumulative Redeemable Preferred Stock, representing less than 1.0% of the Series E depositary shares issued and outstanding. Includes 374,226 shares in a 401(k) retirement plan for which an officer, as chairman of the committee that is the plan’s fiduciary, has shared voting power.

CERTAIN RELATIONSHIPS AND TRANSACTIONS
Certain relationships existing between (i) the Company and its subsidiaries, including the Operating Partnership and two subsidiary limited partnerships, and (ii) the Saul Organization are discussed below. Except as discussed below, the Company does not have any written policies or procedures for the review, approval or ratification of transactions with related persons.
Management of the Current Portfolio Properties. The Company and its subsidiaries entered into a Shared Services Agreement with the Saul Organization, that provides for the sharing of certain personnel and ancillary functions, such as computer hardware, software and support services, payroll services, benefits administration, in-house legal services and other direct and indirect administrative personnel. The method of determining the cost of the shared services is provided in the Shared Services Agreement and, depending on the service, is based upon head count, estimates of usage or estimates of time incurred, as applicable. The Saul Organization also subleases office space to the Company (see below for description of terms of corporate headquarters lease). The terms of all sharing arrangements, including payments related thereto, are deemed reasonable by management and are approved annually by the Audit Committee of the Company, which consists entirely of independent directors under the Articles and NYSE listing standards. Billings by the Saul Organization for the Company’s share of these ancillary costs and expenses, which included $871,300 of rental payments for the Company’s headquarters lease, for the year ended December 31, 2023, totaled $10.6 million. At December 31, 2023, $1.1 million was owed to the Saul Organization. Although the Company believes that the amounts allocated to it for such shared services represent a fair allocation between it and the Saul Organization, the Company has not obtained a third party appraisal of the value of these services.
Related Party Rents. The Company subleases space for its corporate headquarters from a member of the Saul Organization, the building of which is owned by another member of the Saul Organization. The sublease commenced in March 2002 and expires in February 2027. The Company and the Saul Organization entered into a sublease whereby each party pays a portion of the total rental payments based on a percentage proportionate to the number of employees employed by each party. The Company’s rent payment for the year ended December 31, 2023 was $871,300.

Insurance Agency. B. F. Saul Insurance, Inc., a subsidiary of the B. F. Saul Company and a member of the Saul Organization, is a general insurance agency that receives commissions and counter-signature fees in connection with insurance policies related to the Company’s insurance program. Such commissions and fees amounted to approximately $562,800 for the year ended December 31, 2023.
Management Personnel. The Company's Chief Executive Officer, President and Chief Operating Officer, Executive Vice President-Chief Legal and Administrative Officer, and Secretary and Executive Vice President-Chief Accounting Officer and Treasurer are also officers of various entities of the Saul Organization. Although the Company believes that these officers spend sufficient management time to meet their responsibilities as the other officers, the amount of management time devoted to the Company will depend on the specific circumstances at any given point in time. As a result, in a given period, these officers may spend less than a majority of their management time on the Company's matters. Over extended periods of time, the Company believes that our Chief Executive Officer will spend less than a majority of his management time on Company matters, while the Company believes that its President and Chief Operating Officer, Executive Vice President-Chief Legal and Administrative Officer, and Secretary and Executive Vice President-Chief Accounting Officer and Treasurer may or may not spend less than a majority of their time on the Company's matters.
Related Person Employment. Willoughby B. Laycock, an employee and member of the Board, received $341,000 in total compensation for her services as an employee of the Company, consisting of salary and bonus, for the year ended December 31, 2023. Ms. Laycock also receives health and welfare and other benefits available to other employees of the Company. Ms. Laycock is the granddaughter of the Company's Chairman and Chief Executive Officer, B. Francis Saul II, and the niece of Patricia Saul Lotuff and Andrew M. Saul II, whom are members of the Board.
Exclusivity and Right of First Refusal Agreements. The Company will acquire, develop, own and manage shopping center properties and will own and manage other commercial properties subject to certain exclusivity agreements and rights of first refusal to which it is a party. The Saul Organization will continue to develop, acquire, own and manage commercial properties and own land suitable for development as, among other things, shopping centers and other commercial properties. An agreement relating to exclusivity and the right of first refusal between the Company and the Saul Organization generally requires the Saul Organization to conduct its shopping center business exclusively through the Company and to grant the Company a right of first refusal to purchase commercial properties and development sites in certain market areas that become available to the Saul Organization. The Saul Organization has granted the right of first refusal to the Company, acting through the Company’s independent directors, in order to minimize potential conflicts with respect to commercial properties and development sites. The Company and the Saul Organization have entered into this agreement in order to minimize conflicts with respect to shopping centers and certain of the Company’s commercial properties.
Real Estate Purchases and Sales. From time to time, the Company may purchase from, or sell property to, members of the Saul Organization. In these instances, each party obtains independent third party appraisals of the property and the transactions are approved in advance by the Audit Committee, which is comprised solely of independent directors.
On November 5, 2019, the Company entered into the Twinbrook Contribution Agreement to acquire from 1592 Rockville Pike, a wholly-owned subsidiary of the Saul Trust, approximately 6.8 acres of land and its leasehold interest in approximately 1.3 acres of contiguous land, together in each case with the improvements located thereon, located at the Twinbrook Metro Station in Rockville, Maryland in exchange for 1,416,071 limited partnership units in the Operating Partnership. The Contributed Property is immediately adjacent to approximately 10.3 acres owned by the Company. Title to the Contributed Property and the units were placed in escrow until certain conditions of the Twinbrook Contribution Agreement were satisfied.
The units issued to 1592 Rockville Pike remained in escrow until the conditions of the Twinbrook Contribution Agreement, as amended, were satisfied. Half of the units held in escrow were released on October 18, 2021. The remaining units were released on October 18, 2023.

OTHER MATTERS
The Board of Directors does not know of any matters to be presented at the annual meeting other than those stated above. If any other business should come before the annual meeting, the persons named in the enclosed proxy will vote thereon as they determine to be in the best interests of the Company.

PROPOSALS FOR NEXT ANNUAL MEETING
It is presently contemplated that the 2025 annual meeting of stockholders will be held in mid-May 2025. Any stockholder proposal pursuant to Rule 14a-8 under the Exchange Act to be considered for inclusion in the Company’s proxy statement and form of proxy for the annual meeting of stockholders to be held in 2025, including a proposal relating to director nominations, must be received at the Company’s office at 7501 Wisconsin Avenue, Suite 1500E, Bethesda, Maryland 20814-6522, no later than December 3, 2024, which date is the 120th day prior to the anniversary of the date the 2024 proxy statement was first released to stockholders. However, if the 2025 annual meeting of stockholders is held (i) more than 30 days before or after the anniversary of the 2024 annual meeting of stockholders, then any stockholder proposal pursuant to Rule 14a-8 must be received within a reasonable time before the 2025 annual meeting of stockholders begins to enable the Company to print and mail its proxy materials. The submission of a stockholder proposal does not guarantee that it will be included in the Company’s proxy statement and any stockholder proposal must comply with the requirements of Rule 14a-8 under the Exchange Act.
The Bylaws include separate advance notice provisions applicable to stockholders desiring to bring proposals or nominations for directors before an annual meeting of stockholders other than pursuant to Rule 14a-8. For consideration at the 2025 annual meeting of stockholders, these advance notice provisions require that, among other things, for proposals, including a proposal relating to director nominations, stockholders give timely written notice to the Secretary of the Company at the Company’s office at the address listed above no earlier than February 16, 2025, and no later than March 18, 2025, which dates are the 90th and 60th day, respectively, prior to the first anniversary of the 2024 annual meeting. In the event that the date of our annual meeting of stockholders is advanced by more than 30 days or delayed by more than 60 days from the anniversary date of this year’s annual meeting of stockholders, stockholder proposals must be delivered not earlier than the 90th day prior to the anniversary of the annual meeting and not later than the close of business on the later of the 60th day prior to the anniversary of the annual meeting or the 10th day following the day on which public announcement of the date of the annual meeting is first made.
In addition to satisfying the foregoing requirements under the Bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of nominees other than the Company's nominees to the Board of Directors at the 2025 annual meeting of stockholders must satisfy the requirements of Rule 14a-19 under the Exchange Act, including by providing notice and the information required thereunder no later than March 18, 2025. However, if the 2025 annual meeting of stockholders is held more than 30 days before or after the anniversary of the 2024 annual meeting of stockholders, then such notice and the information required thereunder must be received by the later of 60 days prior to the date of the 2025 annual meeting of stockholders or the 10th day following the day on which we first publicly announce the date of the 2025 annual meeting of stockholders.
ANNUAL REPORT
A copy of the Company’s Annual Report to Stockholders for the year ended December 31, 2023 accompanies this Proxy Statement.

WHERE YOU CAN FIND ADDITIONAL INFORMATION
The Company makes available free of charge on its internet website, www.saulcenters.com, this 2024 Proxy Statement and the 2023 Annual Report to Stockholders, as well as its annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and any amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, as soon as reasonably practicable after the reports are electronically filed with, or furnished to, the SEC. Information contained on the Company’s internet website is not part of this proxy statement.

By order of the Board of Directors

Bettina T. Guevara
Executive Vice President, Chief Legal and Administrative Officer, and Secretary
April 2, 2024
Bethesda, Maryland

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ANNEX A

SAUL CENTERS, INC.
2024 STOCK INCENTIVE PLAN

SECTION 1. ESTABLISHMENT AND PURPOSE.
This Saul Centers, Inc. 2024 Stock Incentive Plan (the “Plan”) was adopted by the Board of Directors on September 21, 2023, and shall be effective on [●], 2024 (the “Effective Date”). The Plan’s purpose is to enhance the Company’s ability to attract, retain, incent, reward, and motivate persons who make (or are expected to make) important contributions to the Company and/or its Subsidiaries and Affiliates by providing Participants with equity ownership and other incentive opportunities. The Plan is intended as the successor to the Saul Centers, Inc. 2004 Stock Plan, as amended (the “Predecessor Plan”). From and after the Effective Date, no additional awards shall be granted under the Predecessor Plan and all outstanding awards granted under the Predecessor Plan shall remain subject to the terms of the Predecessor Plan. All Awards granted on or after the Effective Date of the Plan shall be subject to the terms of the Plan.
SECTION 2. DEFINITIONS.
(a)“Affiliate” means any entity other than a Subsidiary if the Company and/or one or more Subsidiaries own not less than fifty percent (50%) of such entity.
(b)“Award” means any award of an Option, a SAR, a Restricted Share, a Stock Unit, a Stock-Based Award, or a Cash-Based Award under the Plan.
(c)“Award Agreement” means the agreement between the Company and the recipient of an Award which contains the terms, conditions and restrictions pertaining to such Award.
(d)“Board of Directors” or “Board” means the Board of Directors of the Company, as constituted from time to time.
(e)“Cash-Based Award” means an Award that entitles the Participant to receive a cash-denominated payment.
(f) “Change in Control” means the occurrence of any of the following events:
(i)A change in the composition of the Board occurs, as a result of which fewer than one-half of the incumbent directors are directors who either:
(A)Had been directors of the Company on the “look-back date” (as defined below) (the “original directors”); or
(B)Were elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the aggregate of the original directors who were still in office at the time of the election or nomination and the directors whose election or nomination was previously so approved (the “continuing directors”);
provided, however, that for this purpose, the “original directors” and “continuing directors” shall not include any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board;

(ii)Any “person” or “group” (as defined below), other than the Permitted Holders, who by the acquisition or aggregation of securities, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities ordinarily (and apart from rights accruing under special circumstances) having the right to vote at elections of directors (the “Base Capital Stock”), unless the Permitted Holders have the right (pursuant to contract, proxy or otherwise), directly or indirectly, to designate, nominate or appoint a majority of the Board of Directors of the Company; except that any change in the relative beneficial ownership of the Company’s securities by any person or group resulting solely from a reduction in the aggregate number of

ANNEX A

outstanding Shares of Base Capital Stock, and any decrease thereafter in such person or group’s ownership of securities, shall be disregarded until such person or group increases in any manner, directly or indirectly, such person or group’s beneficial ownership of any securities of the Company;
(iii)The consummation of a merger or consolidation of the Company or a Subsidiary of the Company with or into another entity or any other corporate reorganization, if persons who were not Permitted Holders or stockholders of the Company immediately prior to such merger, consolidation or other reorganization own immediately after such merger, consolidation or other reorganization fifty percent (50%) or more of the Base Capital Stock or the voting power of the outstanding securities of any direct or indirect parent corporation of the Company (or its successor) ordinarily (and apart from rights accruing under special circumstances) having the right to vote at elections of directors; or
(iv)The sale, transfer, or other disposition of all or substantially all of the Company’s assets other than to any of the Permitted Holders.
For purposes of subsection (f)(i) above, the term “look-back” date means the later of (1) the Effective Date and (2) the date that is twenty-four (24) months prior to the date of the event that may constitute a Change in Control.
For purposes of subsection (f)(ii) above, the terms “person” and “group” shall have the same meaning as when used in Sections 13(d) and 14(d) of the Exchange Act, but shall exclude (1) a trustee or other fiduciary holding securities under an employee benefit plan maintained by the Company or a Parent or Subsidiary, (2) a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the Stock, and (3) the Company or any Subsidiary of the Company.
Notwithstanding anything to the contrary in this definition or any provision of Section 13d-3 of the Exchange Act, (A) if any group includes one or more Permitted Holders, the issued and outstanding equity interests of the Company, directly or indirectly owned by the Permitted Holders that are part of such group shall not be treated as being beneficially owned by such group or any other member of such group, (B) a person or group shall not be deemed to beneficially own equity interests of the Company to be acquired by such person or group pursuant to a stock or asset purchase agreement, merger agreement, option agreement, warrant agreement or similar agreement (or voting or option or similar agreement related thereto) until the consummation of the acquisition of the equity interests in the Company in connection with the transactions contemplated by such agreement and (C) a person or group will not be deemed to beneficially own the equity interests of another person as a result of its ownership of equity interests or other securities of such other person’s parent (or related contractual rights) unless it owns fifty percent (50%) or more of the voting power of the outstanding securities of such person’s parent ordinarily (and apart from rights accruing under special circumstances) having the right to vote at elections of directors.
Notwithstanding anything to the contrary in this definition, a Change in Control will not result from (A) the pledge of the Operating Partnership Units held by the Saul Organization or (B) the foreclosure on such Operating Partnership Units by a creditor of the Saul Organization if the creditor does not convert the Operating Partnership Units to shares of Stock of the Company.
Any other provision of this Section 2(f) notwithstanding, a transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction, and a Change in Control shall not be deemed to occur if the Company files a registration statement with the United States Securities and Exchange Commission (the “SEC”) in connection with an initial or secondary public offering of securities or debt of the Company to the public or on account of any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or any successor or indebtedness of the Company is cancelled or converted or a combination thereof.
(g)“Code” means the United States Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.
(h)“Committee” means the Compensation Committee as designated by the Board which is authorized to administer the Plan as described in Section 3 hereof.
(i)“Company” means Saul Centers, Inc., a Maryland corporation, including any successor thereto.
(j)“Consultant” means an individual who is a consultant or advisor and who provides bona fide services to the Company, a Parent, a Subsidiary, or an Affiliate as an independent contractor (not including service as a member of the Board) or a member of the board of directors of a Parent or a Subsidiary, in each case who is not an Employee.

ANNEX A

(k)“Disability” means any permanent and total disability as defined by Section 22(e)(3) of the Code, or in the case of a Participant outside the United States, such other definition as determined by the Committee for purposes of the Plan taking into consideration the provisions of applicable law.
(l)“Employee” means any individual who is a common-law employee of the Company, a Parent, a Subsidiary, or an Affiliate.
(m)“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
(n)“Exercise Price” means, in the case of an Option, the amount for which one Share may be purchased upon exercise of such Option, as specified in the applicable Option Award Agreement. “Exercise Price” means, in the case of a SAR, an amount, as specified in the applicable SAR Award Agreement, which is subtracted from the Fair Market Value of one Share in determining the amount payable upon exercise of such SAR.
(o)“Fair Market Value” with respect to a Share means the market price of one Share determined by the Committee as follows:
(i)If the Stock was traded over-the-counter on the date in question, then the Fair Market Value shall be equal to the last transaction price quoted for such date by the OTC Bulletin Board or, if not so quoted, shall be equal to the mean between the last reported representative bid and asked prices quoted for such date by the principal automated inter-dealer quotation system on which the Stock is quoted or, if the Stock is not quoted on any such system, by the Pink Quote system;
(ii)If the Stock was traded on any established stock exchange (such as the New York Stock Exchange (“NYSE”), The Nasdaq Capital Market, The Nasdaq Global Market or The Nasdaq Global Select Market) or national market system on the date in question, then the Fair Market Value shall be equal to the closing price reported for such date by the applicable exchange or system; or
(iii)If none of the foregoing provisions is applicable, then the Fair Market Value shall be determined by the Committee in good faith on such basis as it deems appropriate.
The determination of fair market value for purposes of tax withholding may be made in the Committee’s discretion subject to applicable law and is not required to be consistent with the determination of Fair Market Value for other purposes.
For any date that is not a trading day, the Fair Market Value of a share of Stock for such date shall be determined under clauses (i) and (ii) above with reference to the immediately preceding trading day. In all cases, the determination of Fair Market Value by the Committee shall be conclusive and binding on all persons and shall be consistent with the rules of Section 409A and Section 422 of the Code to the extent applicable.
(p)“ISO” means an Option intended to be an “incentive stock option” described in Section 422 of the Code. Each Option granted pursuant to the Plan will be treated as providing by its terms that it is to be an NSO unless, as of the date of grant, it is expressly designated as an ISO in the applicable Option Award Agreement.
(q)“Nonstatutory Option” or “NSO” means an Option that is not an ISO.
(r)“Operating Partnership Units” means the interest held by the Saul Organization in the Saul Holdings Limited Partnership.
(s)“Option” means an option entitling the holder to acquire Shares upon payment of the exercise price.
(t)“Outside Director” means a member of the Board who is not a common-law employee of, or paid consultant to, the Company, a Parent or a Subsidiary.
(u)“Parent” means any entity (other than the Company) in an unbroken chain of entities ending with the Company, if each of the entities other than the Company owns equity interests possessing fifty percent (50%) or more of the total combined voting power of all equity interests in one of the other entities in such chain. An entity that attains the status of a Parent on a date after the adoption of the Plan shall be a Parent commencing as of such date.
(v)“Participant” means a person who holds an Award.

ANNEX A

(w)“Permitted Holders” means, as of the date of determination:
(i)B. Francis Saul II;
(ii)Saul Organization if it converts all or any portion of its Operating Partnership Units to shares of Stock;
(iii)affiliates of the Saul Organization;
(iv)family members or the relatives of the persons described in subclause (i);
(v)any trusts created for the benefit of the persons described in subclause (i) or (iv);
(vi)any trust for the benefit of any such trust; or
(vii)in the event of the incompetence or death of any of the persons described in subclauses (i) and (ii), such person’s estate, executor, administrator, committee or other personal representative or beneficiaries, in each case who at any particular date shall beneficially own or have the right to acquire, directly or indirectly, equity interests of the Company.
(x)“Plan” means this 2024 Stock Incentive Plan of Saul Centers, Inc., as amended from time to time.
(y)“Purchase Price” means the consideration for which one Share may be acquired under the Plan (other than upon exercise of an Option or SAR), as specified by the Committee.
(z)“Restricted Share” means a Share subject to restrictions requiring that it be forfeited, redelivered or offered for sale to the Company if specified performance or other vesting conditions are not satisfied awarded under the Plan.
(aa)“SAR” means a right entitling the holder upon exercise to receive an amount (payable in cash or in Stock of equivalent value) equal to the excess of the Fair Market Value of the Stock subject to the right over the Exercise Price from which appreciation under the SAR is to be measured.
(bb)    “Saul Organization” means B.F. Saul Company, the B.F. Saul Real Estate Investment Trust, Dearborn, LLC, SHLP Unit Acquisition Corporation, Avenel Executive Park, Phase II, LLC, Westminster Investing LLC, Van Ness Square Corporation, and 1592 Rockville Pike LLC, as well as other affiliated entities and any successor entities.
(cc)    “Section 409A” means Section 409A of the Code.
(dd)    “Securities Act” means the United States Securities Act of 1933, as amended, the rules and regulations promulgated thereunder.
(ee)    “Service” means service as an Employee, Consultant or Outside Director, subject to such further limitations as may be set forth in the Plan or the applicable Award Agreement. Service terminates three (3) months after an Employee goes on a bona fide leave of absence that was approved by the Company in writing, except where the terms of the approved leave provide otherwise, or when continued Service crediting is required by applicable law. For purposes of determining whether an Option is entitled to ISO status, an Employee’s employment will be treated as terminating three (3) months after such Employee went on leave, unless such Employee’s right to return to active work is guaranteed by law or by a contract. Service terminates in any event when the approved leave ends, unless such Employee immediately returns to active work. The Company determines which leaves of absence count toward Service, and when Service terminates for all purposes under the Plan. Unless a different treatment is approved by the Company, vesting will be adjusted pro-rata for any approved reductions in work hours (for example, from full-time to part-time) other than due to an approved leave of absence as discussed in the prior sentence (i.e., the portion of the award vesting on each vesting date is reduced pro-rata based on the reduction in hours worked).
(ff)    “Share” means one share of Stock as adjusted in accordance with Section 12 (if applicable).
(gg)    “Stock” means the common stock, par value $0.01 per Share, of the Company.
(hh)    “Stock-Based Award” means an Award other than an Option, a SAR, a Restricted Share, a Stock Unit that is convertible into or otherwise based on Shares.
(ii)    “Stock Unit” means a bookkeeping entry representing the Company’s obligation to deliver one Share (or distribute cash measured by the value of a Share on a future date) and may be subject to the satisfaction of performance or other vesting conditions.

ANNEX A

(jj)    “Subsidiary” means any entity, if the Company owns and/or one or more other Subsidiaries own not less than fifty percent (50%) of the total combined voting power of all equity interests of such entity. An entity that attains the status of a Subsidiary on a date after the adoption of the Plan shall be considered a Subsidiary commencing as of such date. The determination of whether an entity is a “Subsidiary” shall be made in accordance with Section 424(f) of the code.
SECTION 3. ADMINISTRATION.
(a)Committee Composition. The Plan shall be administered by a Committee appointed by the Board, or by the Board acting as the Committee. The Committee shall consist of two or more directors of the Company. In addition, to the extent required by the Board, the composition of the Committee shall satisfy such requirements of the NYSE, and as the SEC may establish for administrators acting under plans intended to qualify for exemption under Rule 16b-3 (or its successor) under the Exchange Act.
(b)Committee Appointment. The Board may also appoint one or more separate committees of the Board, each composed of one or more directors of the Company who need not satisfy the requirements of Section 3(a), who may administer the Plan, grant Awards under the Plan and determine all terms of such grants, in each case with respect to all Employees, Consultants and Outside Directors (except such as may be on such committee), provided that such committee or committees may perform these functions only with respect to Employees who are not considered officers or directors of the Company under Section 16 of the Exchange Act. Within the limitations of the preceding sentence, any reference in the Plan to the Committee shall include such committee or committees appointed pursuant to the preceding sentence.
(c) Committee Responsibilities. Subject to the provisions of the Plan, the Committee shall have full authority and discretion to take the following actions:
(i)To interpret the Plan and to apply its provisions;
(ii)To adopt, amend, or rescind rules, procedures, and forms relating to the Plan;
(iii)To adopt, amend, or terminate sub-plans established for the purpose of satisfying applicable foreign laws including qualifying for preferred tax treatment under applicable foreign tax laws;
(iv)To authorize any person to execute, on behalf of the Company, any instrument required to carry out the purposes of the Plan;
(v)To determine when Awards are to be granted under the Plan;
(vi)To select the Participants to whom Awards are to be granted;
(vii)To determine the type of Award and number of Shares or amount of cash to be made subject to each Award;
(viii)To prescribe the terms and conditions of each Award, including (without limitation) the Exercise Price and Purchase Price, and the vesting or duration of the Award (including accelerating the vesting of Awards, either at the time of the Award or thereafter, without the consent of the Participant), to determine whether an Option is to be classified as an ISO or as an NSO, and to specify the provisions of the agreement relating to such Award;
(ix)To amend any outstanding Award Agreement, subject to applicable legal restrictions and to the consent of the Participant if the Participant’s rights or obligations would be materially impaired;
(x)To prescribe the consideration for the grant of each Award or other right under the Plan and to determine the sufficiency of such consideration;
(xi)To determine the disposition of each Award or other right under the Plan in the event of a Participant’s divorce or dissolution of marriage;
(xii)To determine whether Awards under the Plan will be granted in replacement of other grants under an incentive or other compensation plan of an acquired business;
(xiii)To correct any defect, supply any omission, or reconcile any inconsistency in the Plan or any Award Agreement;

ANNEX A

(xiv)To establish or verify the extent of satisfaction of any performance goals or other conditions applicable to the grant, issuance, exercisability, vesting, and/or ability to retain any Award; and
(xv)To take any other actions deemed necessary or advisable for the administration of the Plan.
Subject to the requirements of applicable law, the Committee may designate persons other than members of the Committee to carry out its responsibilities and may prescribe such conditions and limitations as it may deem appropriate, except that the Committee may not delegate its authority with regard to the selection for participation of or the granting of Awards under the Plan to persons subject to Section 16 of the Exchange Act. All decisions, interpretations and other actions of the Committee shall be final and binding on all Participants and all persons deriving their rights from a Participant. No member of the Committee shall be liable for any action that such member of the Committee has taken or has failed to take in good faith with respect to the Plan or any Award under the Plan.
SECTION 4. ELIGIBILITY.
(a)General Rule. The Committee will select Participants from among Employees, Consultants and Outside Directors. Eligibility for ISOs is limited to individuals described in the first sentence of this Section 4(a) who are employees of the Company or of a “parent corporation” or “subsidiary corporation” of the Company as those terms are defined in Section 424 of the Code. Eligibility for Options, other than ISOs, and SARs is limited to individuals described in the first sentence of this Section 4(a) who are providing direct services on the date of grant of the Award to the Company or to a subsidiary of the Company that would be described in the first sentence of Section 1.409A-1(b)(5)(iii)(E) of the United States Treasury Regulations.
(b)Ten-Percent Stockholders. An Employee who owns more than ten percent (10%) of the total combined voting power of all classes of outstanding stock of the Company, a Parent or Subsidiary shall not be eligible for the grant of an ISO unless such grant satisfies the requirements of Section 422(c)(5) of the Code.
(c)Attribution Rules. For purposes of Section 4(b) above, in determining stock ownership, an Employee shall be deemed to own the stock owned, directly or indirectly, by or for such Employee’s brothers, sisters, spouse, ancestors, and lineal descendants. Stock owned, directly or indirectly, by or for a corporation, partnership, estate, or trust shall be deemed to be owned proportionately by or for its stockholders, partners, or beneficiaries.
(d)Outstanding Stock. For purposes of Section 4(b) above, “outstanding stock” shall include all stock actually issued and outstanding immediately after the grant. “Outstanding stock” shall not include Shares authorized for issuance under outstanding options held by the Employee or by any other person.General Rule.
SECTION 5. STOCK SUBJECT TO PLAN; OUTSIDE DIRECTOR COMPENSATION LIMIT.
(a)Basic Limitation. Shares offered under the Plan shall be authorized but unissued shares or treasury shares. The maximum aggregate number of Shares authorized for issuance as Awards under the Plan shall not exceed 2,000,000 Shares (the “Share Reserve”). Notwithstanding the foregoing, the number of Shares that may be delivered in the aggregate pursuant to the exercise of ISOs granted under the Plan shall not exceed five (5) times the number of Shares provided under clause (i) above plus, to the extent allowable under Section 422 of the Code, any Shares that become available for issuance under the Plan pursuant to Section 5(b), but nothing in this Section 5 will be construed as requiring that any, or any fixed number of, ISOs be awarded under the Plan. The limitations of this Section 5(a) shall be subject to adjustment pursuant to Section 12. The number of Shares that are subject to Awards outstanding at any time under the Plan shall not exceed the number of Shares which then remain available for issuance under the Plan. The Company shall at all times reserve and keep available sufficient Shares to satisfy the requirements of the Plan.
(b)Additional Shares. If Restricted Shares or Shares issued upon the exercise of options are forfeited, then such Shares shall again become available for Awards under the Plan. If Stock Units, Options, or SARs are forfeited or terminate for any reason before being exercised or settled, or an Award is settled in cash without the delivery of Shares to the holder, then the corresponding Shares shall again become available for Awards under the Plan. If Stock Units or SARs are settled, then only the number of Shares (if any) actually issued in settlement of such Stock Units or SARs shall reduce the number available in Section 5(a) and the balance (including any Shares withheld to satisfy tax withholding obligations) shall again become available for Awards under the Plan. Any Shares withheld to satisfy the Exercise Price or tax withholding obligation pursuant to any Award of Options or SARs shall be added back to the Shares available for Awards under the Plan. Notwithstanding the foregoing provisions of this Section 5(b), Shares that have actually been issued shall not again become available for Awards under the Plan except for Shares that are forfeited and do not become vested.

ANNEX A

(c)Substitution and Assumption of Awards. The Committee may make Awards under the Plan by assumption, substitution, or replacement of stock options, stock appreciation rights, stock units, or similar awards granted by another entity (including a Parent or Subsidiary), if such assumption, substitution, or replacement is in connection with an asset acquisition, stock acquisition, merger, consolidation, or similar transaction involving the Company (and/or its Parent or Subsidiary) and such other entity (and/or its affiliate). The terms of such assumed, substituted, or replaced Awards shall be as the Committee, in its discretion, determines is appropriate, notwithstanding limitations on Awards in the Plan. Any such substitute or assumed Awards shall not count against the Share limitation set forth in Section 5(a) (nor shall Shares subject to such Awards be added to the Shares available for Awards under the Plan as provided in Section 5(b) above), except that Shares acquired by exercise of substitute ISOs will count against the maximum number of Shares that may be issued pursuant to the exercise of ISOs under the Plan.
(d)Outside Director Compensation Limit. The maximum number of Shares subject to Awards granted under the Plan during any one calendar year to any Outside Director taken together with any cash fees paid by the Company to such Outside Director during such calendar year for service on the Board (other than the calendar year in which an Outside Director commences service on the Board), will not exceed $350,000 in total value (calculating the value of any such Awards based on the grant date fair value of such Awards for financial reporting purposes), or, with respect to the calendar year in which an Outside Director is first appointed or elected to the Board, $500,000.
SECTION 6. RESTRICTED SHARES.
(a)Restricted Share Award Agreement. Each grant of Restricted Shares under the Plan shall be evidenced by a Restricted Share Award Agreement between the Participant and the Company. Such Restricted Shares shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various Restricted Share Award Agreements entered into under the Plan need not be identical.
(b)Payment for Awards. Restricted Shares may be sold or awarded under the Plan for such consideration as the Committee may determine, including (without limitation) cash, cash equivalents, full-recourse promissory notes, past services, and future services.
(c)Vesting. Each Award of Restricted Shares may or may not be subject to vesting. Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Restricted Share Award Agreement. A Restricted Share Award Agreement may provide for accelerated vesting in the event of the Participant’s death, Disability or retirement or other events. The Committee may determine, at the time of granting Restricted Shares or thereafter, that all or part of such Restricted Shares shall become vested in the event that a Change in Control occurs with respect to the Company.
(d)Voting and Dividend Rights. A holder of Restricted Shares awarded under the Plan shall have the same voting, dividend, and other rights as the Company’s other stockholders, except that in the case of any unvested Restricted Shares, the holder shall not be entitled to any dividends or other distributions paid or distributed by the Company in respect of outstanding Shares. Notwithstanding the foregoing, at the Committee’s discretion, the holder of unvested Restricted Shares may be credited with such dividends and other distributions, provided that such dividends and other distributions shall be paid or distributed to the holder only if, when and to the extent such unvested Restricted Shares vest. The value of dividends and other distributions payable or distributable with respect to any unvested Restricted Shares that do not vest shall be forfeited. At the Committee’s discretion, the Restricted Share Award Agreement may require that the holder of Restricted Shares invest any cash dividends received in additional Restricted Shares. Such additional Restricted Shares shall be subject to the same conditions as the Award with respect to which the dividend was paid. For the avoidance of doubt, other than with respect to the right to receive dividends and other distributions, the holders of unvested Restricted Shares shall have the same voting rights and other rights as the Company’s other stockholders in respect of such unvested Restricted Shares.
(e)Restrictions on Transfer of Shares. Restricted Shares shall be subject to such rights of repurchase, rights of first refusal, or other restrictions as the Committee may determine. Such restrictions shall be set forth in the applicable Restricted Share Award Agreement and shall apply in addition to any general restrictions that may apply to all holders of Shares.
SECTION 7. TERMS AND CONDITIONS OF OPTIONS.
(a)Option Award Agreement. Each grant of an Option under the Plan shall be evidenced by an Option Award Agreement between the Participant and the Company. Such Option shall be subject to all applicable terms and conditions of the Plan and may be subject to any other terms and conditions which are not inconsistent with the Plan and which the Committee deems appropriate for inclusion in an Option Award Agreement. The Option Award Agreement shall specify whether the Option is an ISO or an NSO. The provisions of the various Option Award Agreements entered into under the Plan need not be identical.

ANNEX A

(b)Number of Shares. Each Option Award Agreement shall specify the number of Shares that are subject to the Option and shall provide for the adjustment of such number in accordance with Section 12.
(c)Exercise Price. Each Option Award Agreement shall specify the Exercise Price. The Exercise Price of an ISO shall not be less than one hundred percent (100%) of the Fair Market Value of a Share on the date of grant (one hundred and ten percent (110%) for ISOs granted to Employees described in Section 4(b)), and the Exercise Price of an NSO shall not be less than one hundred percent (100%) of the Fair Market Value of a Share on the date of grant. Notwithstanding the foregoing, Options may be granted with an Exercise Price of less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code. Subject to the foregoing in this Section 7(c), the Exercise Price under any Option shall be determined by the Committee in its sole discretion. The Exercise Price shall be payable in one of the forms described in Section 8.
(d)Withholding Taxes. As a condition to the exercise of an Option, the Participant shall make such arrangements as the Committee may require for the satisfaction of any federal, state, local or foreign withholding tax obligations that may arise in connection with such exercise. The Participant shall also make such arrangements as the Committee may require for the satisfaction of any federal, state, local or foreign withholding tax obligations that may arise in connection with the disposition of Shares acquired by exercising an Option.
(e)Exercisability and Term. Each Option Award Agreement shall specify the date when all or any installment of the Option is to become exercisable. The Option Award Agreement shall also specify the term of the Option; provided that the term of an option shall in no event exceed ten (10) years from the date of grant (five (5) years for ISOs granted to Employees described in Section 4(b)). An Option Award Agreement may provide for accelerated exercisability in the event of the Participant’s death, Disability, or retirement or other events and may provide for expiration prior to the end of its term in the event of the termination of the Participant’s Service. Options may be awarded in combination with SARs, and such an Award may provide that the Options will not be exercisable unless the related SARs are forfeited. Subject to the foregoing in this Section 7(e), the Committee in its sole discretion shall determine when all or any installment of an Option is to become exercisable and when an Option is to expire.
(f)Exercise of Options. Each Option Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the Option following termination of the Participant’s Service with the Company and its Subsidiaries, and the right to exercise the Option of any executors or administrators of the Participant’s estate or any person who has acquired such Option(s) directly from the Participant by bequest or inheritance. Such provisions shall be determined in the sole discretion of the Committee, need not be uniform among all Options issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination of Service.
(g)Effect of Change in Control. The Committee may determine, at the time of granting an Option or thereafter, that such Option shall become exercisable as to all or part of the Shares subject to such Option in the event that a Change in Control occurs with respect to the Company.
(h)No Rights as a Stockholder. A Participant shall have no rights as a stockholder with respect to any Shares covered by an Option or other Award until the date of the issuance of a stock certificate or other evidence of ownership for such Shares or until the Participant’s ownership of such Shares shall have been entered into the books of the registrar in the case of uncertificated stock. No adjustments shall be made, except as provided in Section 12.
(i)Modification, Extension and Renewal of Options. Within the limitations of the Plan, the Committee may modify, extend, or renew outstanding options or may accept the cancellation of outstanding options (to the extent not previously exercised), whether or not granted hereunder, in return for the grant of new Options for the same or a different number of Shares and at the same or a different Exercise Price, or in return for the grant of a different Award for the same or a different number of Shares or for cash. The foregoing notwithstanding, no modification of an Option shall, without the consent of the Participant, materially impair the Participant’s rights or obligations under such Option; provided, however, that an amendment or modification that may cause an ISO to become an NSO, and any amendment or modification that is required to comply with the rules applicable to ISOs, shall not be treated as materially impairing the rights or obligations of the Participant.
(j)Restrictions on Transfer of Shares. Any Shares issued upon exercise of an Option shall be subject to such special forfeiture conditions, rights of repurchase, rights of first refusal, and other transfer restrictions as the Committee may determine. Such restrictions shall be set forth in the applicable Option Award Agreement and shall apply in addition to any general restrictions that may apply to all holders of Shares.
(k)Buyout Provisions. The Committee may at any time (i) offer to buy out for a payment in cash or cash equivalents an Option previously granted or (ii) authorize a Participant to elect to cash out an Option previously granted, in either case at such time and based upon such terms and conditions as the Committee shall establish.

ANNEX A

SECTION 8. PAYMENT FOR SHARES.
(a)General Rule. The entire Exercise Price or Purchase Price of Shares issued under the Plan shall be payable in lawful money of the United States of America at the time when such Shares are purchased, except as provided in Section 8(b) through Section 8(h) below.
(b)Surrender of Stock. To the extent that an Option Award Agreement so provides, payment may be made all or in part by surrendering, or attesting to the ownership of, Shares which have already been owned by the Participant or the Participant’s representative. Such Shares shall be valued at their Fair Market Value on the date when the new Shares are purchased under the Plan. The Participant shall not surrender, or attest to the ownership of, Shares in payment of the Exercise Price if such action would cause the Company to recognize compensation expense (or additional compensation expense) with respect to the Option for financial reporting purposes.
(c)Services Rendered. At the discretion of the Committee, Shares may be awarded under the Plan in consideration of services rendered to the Company or a Subsidiary. If Shares are awarded without the payment of a Purchase Price in cash, the Committee shall make a determination (at the time of the Award) of the value of the services rendered by the Participant and the sufficiency of the consideration to meet the requirements of Section 6(b).
(d)Cashless Exercise. To the extent that an Option Award Agreement so provides, if the Stock is traded on an established securities market, payment may be made all or in part by delivery (on a form prescribed by the Committee) of an irrevocable direction to a securities broker to sell Shares and to deliver all or part of the sale proceeds to the Company in payment of the aggregate Exercise Price.
(e)Exercise/Pledge. To the extent that an Option Award Agreement so provides, payment may be made all or in part by delivery (on a form prescribed by the Committee) of an irrevocable direction to a securities broker or lender to pledge Shares, as security for a loan, and to deliver all or part of the loan proceeds to the Company in payment of the aggregate Exercise Price.
(f)Net Exercise. To the extent that an Option Award Agreement so provides, by a “net exercise” arrangement pursuant to which the number of Shares issuable upon exercise of the Option shall be reduced by the largest whole number of Shares having an aggregate Fair Market Value that does not exceed the aggregate Exercise Price (plus tax withholdings, if applicable) and any remaining balance of the aggregate Exercise Price (and/or applicable tax withholdings) not satisfied by such reduction in the number of whole Shares to be issued shall be paid by the Participant in cash or any other form of payment permitted under the Option Award Agreement.
(g)Promissory Note. To the extent that an Option Award Agreement or Restricted Share Award Agreement so provides, payment may be made all or in part by delivering (on a form prescribed by the Company) a full-recourse promissory note.
(h)Other Forms of Payment. To the extent that an Option Award Agreement or Restricted Share Award Agreement so provides, payment may be made in any other form that is consistent with applicable laws, regulations, and rules.
(i)Limitations under Applicable Law. Notwithstanding anything herein or in an Option Award Agreement or Restricted Share Award Agreement to the contrary, payment may not be made in any form that is unlawful, as determined by the Committee in its sole discretion.
SECTION 9. STOCK APPRECIATION RIGHTS.
(a)SAR Award Agreement. Each grant of a SAR under the Plan shall be evidenced by a SAR Award Agreement between the Participant and the Company. Such SAR shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various SAR Award Agreements entered into under the Plan need not be identical.
(b)Number of Shares. Each SAR Award Agreement shall specify the number of Shares to which the SAR pertains and shall provide for the adjustment of such number in accordance with Section 12.
(c)Exercise Price. Each SAR Award Agreement shall specify the Exercise Price. The Exercise Price of a SAR shall not be less than one hundred percent (100%) of the Fair Market Value of a Share on the date of grant. Notwithstanding the foregoing, SARs may be granted with an Exercise Price of less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code. Subject to the foregoing in this Section 9(c), the Exercise Price under any SAR shall be determined by the Committee in its sole discretion.

ANNEX A

(d)Exercisability and Term. Each SAR Award Agreement shall specify the date when all or any installment of the SAR is to become exercisable. The SAR Award Agreement shall also specify the term of the SAR provided that the term of the SAR shall in no event exceed ten (10) years from the date of grant. A SAR Award Agreement may provide for accelerated exercisability in the event of the Participant’s death, Disability, retirement, or other events and may provide for expiration prior to the end of its term in the event of the termination of the Participant’s Service. SARs may be awarded in combination with Options, and such an Award may provide that the SARs will not be exercisable unless the related Options are forfeited. A SAR may be included in an ISO only at the time of grant but may be included in an NSO at the time of grant or thereafter. A SAR granted under the Plan may provide that it will be exercisable only in the event of a Change in Control.
(e)Effect of Change in Control. The Committee may determine, at the time of granting a SAR or thereafter, that such SAR shall become fully exercisable as to all Shares subject to such SAR in the event that a Change in Control occurs with respect to the Company.
(f)Exercise of SARs. Upon exercise of a SAR, the Participant (or any person having the right to exercise the SAR after the Participant’s death) shall receive from the Company (i) Shares, (ii) cash or (iii) a combination of Shares and cash, as the Committee shall determine. The amount of cash and/or the Fair Market Value of Shares received upon exercise of SARs shall, in the aggregate, be equal to the amount by which the Fair Market Value (on the date of surrender) of the Shares subject to the SARs exceeds the Exercise Price.
(g)Modification, Extension or Assumption of SARs. Within the limitations of the Plan, the Committee may modify, extend, or assume outstanding SARs or may accept the cancellation of outstanding SARs (whether granted by the Company or by another issuer) in return for the grant of new SARs for the same or a different number of Shares and at the same or a different Exercise Price, or in return for the grant of a different Award for the same or a different number of Shares or cash. The foregoing notwithstanding, no modification of a SAR shall, without the consent of the holder, materially impair the Participant’s rights or obligations under such SAR.
(h)Buyout Provisions. The Committee may at any time (i) offer to buy out for a payment in cash or cash equivalents a SAR previously granted, or (ii) authorize a Participant to elect to cash out a SAR previously granted, in either case at such time and based upon such terms and conditions as the Committee shall establish.
SECTION 10. STOCK UNITS.
(a)Stock Unit Award Agreement. Each grant of Stock Units under the Plan shall be evidenced by a Stock Unit Award Agreement between the Participant and the Company. Such Stock Units shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various Stock Unit Award Agreements entered into under the Plan need not be identical.
(b)Payment for Awards. To the extent that an Award is granted in the form of Stock Units, no cash consideration shall be required of the Award recipients.
(c)Vesting Conditions. Each Award of Stock Units may or may not be subject to vesting. Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Stock Unit Award Agreement. A Stock Unit Award Agreement may provide for accelerated vesting in the event of the Participant’s death, Disability, retirement, or other events. The Committee may determine, at the time of granting Stock Units or thereafter, that all or part of such Stock Units shall become vested in the event that a Change in Control occurs with respect to the Company.
(d)Voting and Dividend Rights. The holders of Stock Units shall have no voting rights. Prior to settlement or forfeiture, any Stock Unit awarded under the Plan may, at the Committee’s discretion, carry with it a right to dividend equivalents. Such right, if awarded, entitles the holder to be credited with an amount equal to all cash dividends paid on one Share while the Stock Unit is outstanding. Settlement of dividend equivalents may be made in the form of cash, in the form of Shares, or in a combination of both. Dividend equivalents may also be converted into additional Stock Units at the Committee’s discretion. Dividend equivalents shall not be distributed prior to settlement of the Stock Unit to which the dividend equivalents pertain. Prior to distribution, any dividend equivalents shall be subject to the same conditions and restrictions (including without limitation, any forfeiture conditions) as the Stock Units to which they attach. The value of dividend equivalents payable or distributable with respect to any unvested Stock Units that do not vest shall be forfeited. Any entitlement to dividend equivalents or similar entitlements will be established and administered either consistent with an exemption from, or in compliance with, the applicable requirements of Section 409A to the extent applicable to the Participant.

ANNEX A

(e)Form and Time of Settlement of Stock Units. Settlement of vested Stock Units may be made in the form of (i) cash, (ii) Shares or (iii) any combination of both, as determined by the Committee. The actual number of Stock Units eligible for settlement may be larger or smaller than the number included in the original Award, based on predetermined performance factors. Methods of converting Stock Units into cash may include (without limitation) a method based on the average Fair Market Value of Shares over a series of trading days. A Stock Unit Award Agreement may provide that vested Stock Units may be settled in a lump sum or in installments. A Stock Unit Award Agreement may provide that the distribution may occur or commence when all vesting conditions applicable to the Stock Units have been satisfied or have lapsed, or it may be deferred to any later date, subject to compliance with Section 409A, to the extent applicable. The amount of a deferred distribution may be increased by an interest factor or by dividend equivalents. Until an Award of Stock Units is settled, the number of such Stock Units shall be subject to adjustment pursuant to Section 12.
(f)Death of Participant. Any Stock Unit Award that becomes payable after the Participant’s death shall be distributed to the Participant’s beneficiary or beneficiaries, provided the Committee has permitted the designation of a beneficiary and such beneficiary has been designated prior to the Participant’s death in a form acceptable to the Committee. Each recipient of a Stock Unit Award under the Plan shall designate one or more beneficiaries for this purpose by filing the prescribed form with the Company, provided the Committee has permitted the designation of beneficiaries. A beneficiary designation may be changed by filing the prescribed form with the Company at any time before the Participant’s death. If the Committee has not permitted the designation of a beneficiary, if no beneficiary was designated or if no designated beneficiary survives the Participant, then any Stock Units Award that becomes payable after the Participant’s death shall be distributed to the Participant’s estate.
(g)Creditors’ Rights. A holder of Stock Units shall have no rights other than those of a general creditor of the Company. Stock Units represent an unfunded and unsecured obligation of the Company subject to the terms and conditions of the applicable Stock Unit Award Agreement.
SECTION 11. CASH-BASED AWARDS AND STOCK-BASED AWARDS.
The Committee may, in its sole discretion, grant Cash-Based Awards and Stock-Based Awards to any Participant in such number or amount and upon such terms, and subject to such conditions, as the Committee shall determine at the time of grant and specify in an applicable Award Agreement. The Committee shall determine the maximum duration of the Cash-Based Award or Stock-Based Awards, the amount of cash which may be payable pursuant to the Cash-Based Award, the conditions upon which the Cash-Based Award or Stock-Based Awards shall become vested or payable, and such other provisions as the Committee shall determine. Each Cash-Based Award shall specify a cash-denominated payment amount, formula, or payment ranges as determined by the Committee. Payment, if any, with respect to a Cash-Based Award or Stock-Based Award shall be made in accordance with the terms of the Award and may be made in cash or in Shares, as the Committee determines.
SECTION 12. ADJUSTMENT OF SHARES.
(a)Adjustments.
(i)Recapitalization Transactions. In the event of a subdivision of the outstanding Stock, a declaration of a dividend payable in Shares, a declaration of a dividend payable in a form other than Shares in an amount that has a material effect on the price of Shares, a combination or consolidation of the outstanding Stock (by reclassification or otherwise) into a lesser number of Shares, a recapitalization, a spin-off or a similar occurrence, the Committee shall make appropriate and equitable adjustments in:
(A)The class(es) and number of securities available for future Awards and the limitations set forth under Section 5;
(B)The class(es) and number of securities covered by each outstanding Award; and
(C)The Exercise Price under each outstanding Option and SAR.
(ii)Other adjustments. In the event of other transactions, the Committee may make such changes as provided in subsection (a) herein, as it determines are necessary or appropriate to avoid distortion in the operation of the Plan.
(iii)Committee’s Authority. The Committee’s determinations will be final, binding and conclusive.
(b)Dissolution or Liquidation. To the extent not previously exercised or settled, Options, SARs, and Stock Units shall terminate immediately prior to the dissolution or liquidation of the Company.

ANNEX A

(c)Merger or Reorganization. In the event that the Company is a party to a merger or other reorganization, outstanding Awards shall be subject to the agreement of merger or reorganization. Subject to compliance with Section 409A, to the extent applicable, such agreement may provide for, without limitation, one or more of the following:
(i)The continuation of the outstanding Awards by the Company, if the Company is a surviving corporation;
(ii)The assumption of the outstanding Awards by the surviving corporation or its parent or subsidiary;
(iii)The substitution by the surviving corporation or its parent or subsidiary of its own awards for the outstanding Awards;
(iv)Immediate vesting, exercisability, or settlement of outstanding Awards followed by the cancellation of such Awards upon or immediately prior to the effectiveness of such transaction;
(v)Cancellation of the Award, to the extent not vested or not exercised prior to the effective time of the merger or reorganization, in exchange for such cash or equity consideration (including no consideration) as the Committee, in its sole discretion, may consider appropriate; or
(vi)Settlement of the intrinsic value of the outstanding Awards (whether or not then vested or exercisable) in cash or cash equivalents or equity (including cash or equity subject to deferred vesting and delivery consistent with the vesting restrictions applicable to such Awards or the underlying Shares) followed by the cancellation of such Awards (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction the Committee determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Participant’s rights, then such Award may be terminated by the Company without payment), provided that any such amount may be delayed to the same extent that payment of consideration to the holders of Stock in connection with the merger or reorganization is delayed as a result of escrows, earnouts, holdbacks or other contingencies;
in each case without the Participant’s consent. Any acceleration of payment of an amount that is subject to Section 409A will be delayed, if necessary, until the earliest time that such payment would be permissible under Section 409A without triggering any additional taxes applicable under Section 409A. Any actions hereunder will comply with, or be exempt from, Section 409A to the extent determined by the Committee to be reasonably practicable.
The Company will have no obligation to treat all Awards, all Awards held by a Participant, or all Awards of the same type, similarly.
(d)Reservation of Rights. Except as provided in this Section 12, a Participant shall have no rights by reason of any subdivision or consolidation of Shares of stock of any class, the payment of any dividend or any other increase or decrease in the number of Shares of stock of any class. Any issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or Exercise Price of Shares subject to an Award. The grant of an Award pursuant to the Plan shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure, to merge or consolidate or to dissolve, liquidate, sell, or transfer all or any part of its business or assets. In the event of any potential change affecting the Shares or the Exercise Price of Shares subject to an Award, including a merger or other reorganization, for reasons of administrative convenience, the Company in its sole discretion may refuse to permit the exercise of any Award during a period of up to thirty (30) days prior to the occurrence of such event.
SECTION 13. DEFERRAL OF AWARDS.
(a)Committee Powers. Subject to compliance with Section 409A, the Committee (in its sole discretion) may permit or require a Participant to:
(i)Have cash that otherwise would be paid to such Participant as a result of the exercise of a SAR or the settlement of Stock Units credited to a deferred compensation account established for such Participant by the Committee as an entry on the Company’s books;
(ii)Have Shares that otherwise would be delivered to such Participant as a result of the exercise of an Option or SAR converted into an equal number of Stock Units; or
(iii)Have Shares that otherwise would be delivered to such Participant as a result of the exercise of an Option or SAR or the settlement of Stock Units converted into amounts credited to a deferred

ANNEX A

compensation account established for such Participant by the Committee as an entry on the Company’s books.
Such amounts shall be determined by reference to the Fair Market Value of such Shares as of the date when they otherwise would have been delivered to such Participant.
(b)General Rules. A deferred compensation account established under this Section 13 may be credited with interest or other forms of investment return, as determined by the Committee. A Participant for whom such an account is established shall have no rights other than those of a general creditor of the Company. Such an account shall represent an unfunded and unsecured obligation of the Company and shall be subject to the terms and conditions of the applicable agreement between such Participant and the Company. If the deferral or conversion of Awards is permitted or required, the Committee (in its sole discretion) may establish rules, procedures, and forms pertaining to such Awards, including (without limitation) the settlement of deferred compensation accounts established under this Section 13.
SECTION 14. AWARDS UNDER OTHER PLANS.
The Company may grant awards under other plans or programs. Such awards may be settled in the form of Shares issued under the Plan. Such Shares shall be treated for all purposes under the Plan like Shares issued in settlement of Stock Units and shall, when issued, reduce the number of Shares available under Section 5.
SECTION 15. PAYMENT OF DIRECTORS' FEES IN SECURITIES.
(a)Effective Date. No provision of this Section 15 shall be effective unless and until the Board has determined to implement such provision.
(b)Elections to Receive NSOs, SARs, Restricted Shares, or Stock Units. An Outside Director may elect to receive the Outside Director’s annual retainer payments and/or meeting fees from the Company in the form of cash, NSOs, SARs, Restricted Shares, Stock Units, or a combination thereof, as determined by the Board. Alternatively, the Board may mandate payment in any of such alternative forms. Such NSOs, SARs, Restricted Shares, and Stock Units shall be issued under the Plan. An election under this Section 15 shall be filed with the Company on the prescribed form.
(c)Number and Terms of NSOs, SARs, Restricted Shares or Stock Units. The number of NSOs, SARs, Restricted Shares, or Stock Units to be granted to Outside Directors in lieu of annual retainers and meeting fees that would otherwise be paid in cash shall be calculated in a manner determined by the Board. The terms of such NSOs, SARs, Restricted Shares, or Stock Units shall also be determined by the Board.
SECTION 16. LEGAL AND REGULATORY REQUIREMENTS.
Shares shall not be issued under the Plan unless the issuance and delivery of such Shares complies with (or is exempt from) all applicable requirements of law, including (without limitation) the Securities Act, United States state securities laws and regulations, the regulations of any stock exchange on which the Company’s securities may then be listed and any foreign securities, exchange control or other applicable laws, and the Company has obtained the approval or favorable ruling from any governmental agency which the Company determines is necessary or advisable. The Company shall not be liable to a Participant or other persons as to: (a) the non-issuance or sale of Shares as to which the Company has not obtained from any regulatory body having jurisdiction the authority deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares under the Plan; and (b) any tax consequences expected, but not realized, by any Participant or other person due to the receipt, exercise or settlement of any Award granted under the Plan.
SECTION 17. TAXES.
(a)Withholding Taxes. To the extent required by applicable federal, state, local, or foreign law, a Participant or the Participant’s successor shall make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations that arise in connection with the Plan. The Company shall not be required to issue any Shares or make any cash payment under the Plan until such obligations are satisfied.
(b)Share Withholding. The Committee may permit a Participant to satisfy all or part of the Participant’s withholding or income tax obligations by having the Company withhold all or a portion of any Shares that otherwise would be issued to him or her or by surrendering all or a portion of any Shares that the Participant previously acquired. Such Shares shall be valued at their fair market value on the date when taxes otherwise would be withheld in cash. In no event may a Participant have Shares withheld that would otherwise be issued to him or her in excess of the number necessary to satisfy the maximum applicable tax withholding.

ANNEX A

(c)Section 409A. Each Award that provides for “nonqualified deferred compensation” within the meaning of Section 409A shall be subject to such additional rules and requirements as specified by the Committee from time to time in order to comply with Section 409A. If any amount under such an Award is payable upon a “separation from service” (within the meaning of Section 409A) to a Participant who is then considered a “specified employee” (within the meaning of Section 409A), then no such payment shall be made prior to the date that is the earlier of (i) six (6) months and one day after the Participant’s separation from service, or (ii) the Participant’s death, but only to the extent such delay is necessary to prevent such payment from being subject to interest, penalties, and/or additional tax imposed pursuant to Section 409A. In addition, the settlement of any such Award may not be accelerated except to the extent permitted by Section 409A.
SECTION 18. TRANSFERABILITY.
Unless the agreement evidencing an Award (or an amendment thereto authorized by the Committee) expressly Provides otherwise, no Award granted under the Plan, nor any interest in such Award, may be sold, assigned, conveyed, gifted, pledged, hypothecated, or otherwise transferred in any manner (prior to the vesting and lapse of any and all restrictions applicable to Shares issued under such Award), other than by will or the laws of descent and distribution; provided, however, that an ISO may be transferred or assigned only to the extent consistent with Section 422 of the Code. Any purported assignment, transfer, or encumbrance in violation of this Section 18 shall be void and unenforceable against the Company.
SECTION 19. PERFORMANCE BASED AWARDS.
The number of Shares or other benefits granted, issued, retained, and/or vested under an Award may be made subject to the attainment of performance goals. The Committee may utilize any performance criteria selected by it in its sole discretion to establish performance goals.
SECTION 20. RECOUPMENT.
In the event that the Company is required to prepare restated financial results owing to an executive officer’s intentional misconduct or grossly negligent conduct, the Committee shall have the authority, to the extent permitted by applicable law, to require reimbursement or forfeiture to the Company of the amount of bonus or incentive compensation (whether cash-based or equity-based) such executive officer received during a fixed period, determined by the Committee, preceding the year the restatement is determined to be required, to the extent that such bonus or incentive compensation exceeds what the officer would have received based on an applicable restated performance measure or target. The Company will also recoup incentive-based compensation in accordance with Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), Section 303A.14 of the NYSE Listed Company Manual and any other rules, regulations and/or listing standards that may be issued under the Dodd-Frank Act or by the SEC or the NYSE. Any right of recoupment under this provision will be in addition to, and not in lieu of, any other rights of recoupment that may be available to the Company. No recovery of compensation under any clawback policy or this Section 20 will constitute an event giving rise to a Participant’s right to resign for “good reason” or “constructive termination” (or similar term) under any agreement with the Company or any of its Subsidiaries or Affiliates.
SECTION 21. NO EMPLOYMENT RIGHTS.
No provision of the Plan, nor any Award granted under the Plan, shall be construed to give any person any right to become, to be treated as, or to remain an Employee or Consultant. The Company and/or its Subsidiaries, as applicable, reserve the right to terminate any person’s Service at any time and for any reason, with or without notice.
SECTION 22. DURATION AND AMENDMENTS.
(a)Term of the Plan. The Plan, as set forth herein, shall come into existence on the date of its adoption by the Board; provided, however, that no Award may be granted hereunder prior to the Effective Date. The Board may suspend or terminate the Plan at any time. No ISOs may be granted after the tenth anniversary of the earlier of (i) the date the Plan is adopted by the Board or (ii) the date the Plan is approved the stockholders of the Company.
(b)Right to Amend the Plan. The Board may amend the Plan at any time and from time to time. Rights and obligations under any Award granted before amendment of the Plan shall not be materially impaired by such amendment except with consent of the Participant. An amendment of the Plan shall be subject to the approval of the Company’s stockholders only to the extent required by applicable laws, regulations or rules.
(c)Effect of Termination. No Awards shall be granted under the Plan after the termination thereof. The termination of the Plan shall not affect Awards previously granted under the Plan.

ANNEX A

SECTION 23. AWARDS TO PARTICIPANTS OUTSIDE THE UNITED STATES.
Notwithstanding any provision of the Plan to the contrary, to comply with the laws in countries outside the United States in which the Company and its Subsidiaries and Affiliates operate or in which Participants work or reside, the Committee, in its sole discretion, will have the power and authority to: (a) determine which Participants outside the United States will be eligible to participate in the Plan; (b) modify the terms and conditions of any Award granted to Participants outside the United States; (c) establish sub-plans and modify exercise procedures and other terms and procedures and rules, to the extent such actions may be necessary or advisable, including adoption of rules, procedures or sub-plans applicable to particular Subsidiaries and Affiliates or Participants in particular locations; provided that no such sub-plans and/or modifications shall take precedence over Section 3 of the Plan or otherwise require stockholder approval; (d) take any action, before or after an Award is granted, that it deems advisable to obtain approval or to facilitate compliance with any necessary local governmental regulatory exemptions or approvals and (e) impose conditions on the exercise, vesting, or settlement of Awards in order to minimize the Company’s obligation with respect to tax equalization for Participants on assignments outside their home country. Without limiting the generality of the foregoing, the Committee is specifically authorized to adopt rules, procedures and sub-plans with provisions that limit or modify rights on eligibility to receive an Award under the Plan or on death, Disability, retirement or other termination of employment, available methods of exercise or settlement of an Award, payment of income tax, social insurance contributions and payroll taxes, the shifting of employer tax or social insurance contribution liability to a Participant, the withholding procedures and handling of any Stock certificates or other indicia of ownership. Notwithstanding the foregoing, the Board will only take action and grant Awards that comply with applicable laws.
SECTION 24. GOVERNING LAW.
The Plan and each Award Agreement and all disputes or controversies arising out of or relating thereto shall be governed by, and construed in accordance with, the internal laws of the State of Maryland, without application of the conflicts of law principles thereof.
SECTION 25. SUCCESSORS AND ASSIGNS.
The terms of the Plan shall be binding upon and inure to the benefit of the Company and any successor entity, Including any successor entity contemplated by Section 12(c).
SECTION 26. EXECUTION.
To record the adoption of the Plan by the Board, the Company has caused its authorized officer to execute the same.

SAUL CENTERS, INC.

By: _____________________________________________
Name:
Title:

Date:

ANNEX B

An Amendment to Our Articles to Increase the Number of Authorized Shares of Common Stock.

The Board of Directors of the Company has unanimously approved and directed that there be submitted to the Company’s stockholders for their approval a proposal to amend the Articles to increase the number of authorized shares of Common Stock from 40.0 million shares to 50.0 million shares. The Board of Directors has also unanimously approved and directed that there be submitted to the Company’s stockholders for their approval a corresponding increase in the number of authorized shares of excess stock from 41.0 million shares to 51.0 million shares. As a result of such increases, the total number of authorized shares of all classes of capital stock shall increase from 82.0 million shares to 102.0 million shares. The text of the proposed amendment is set forth below:
The Articles are hereby amended by deleting Article VI, Section 1 in its entirety and inserting the following new Article VI, Section 1:
“The total number of shares of all classes of capital stock that the Corporation has authority to issue is one hundred two million (102,000,000) shares consisting of (i) one million (1,000,000) shares of preferred stock without designated par value (the “Preferred Stock”); (ii) fifty million (50,000,000) shares of common stock, par value $0.01 per share (the “Common Stock”); (iii) one million (1,000,000) shares of excess stock without designated par value and fifty million (50,000,000) shares of excess stock, par value $0.01 per share (collectively, the “Excess Stock”). The aggregate par value of all of the authorized shares of all classes of capital stock having par value is $1,000,000.00.”

B-1

7501 Wisconsin Avenue, Suite 1500E
Bethesda, Maryland 20814-6522

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

Vote by Internet, Smartphone or Tablet – QUICK ★★★ EASY
IMMEDIATE – 24 Hours a Day, 7 Days a Week or by Mail

Saul Centers

Your Mobile or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Votes submitted electronically over the Internet must be received by 11:59 p.m., Eastern Time, on May 16, 2024.

INTERNET
www.cstproxyvote.com
Use the Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

MOBILE VOTING
On your Smartphone/Tablet, open the QR Reader and scan the below image. Once the voting site is displayed, enter your Control Number from the proxy card and vote your shares.

IF YOU VOTE BY INTERNET, PLEASE DO NOT RETURN YOUR PROXY CARD IN THE MAIL.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

▲ FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED ▲

Please mark your votes like this **X**

PROXY

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE PROPOSALS. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The Board of Directors recommends you vote FOR Proposals 1, 2, 3, and 4.

Nominees	FOR	WITHHOLD AUTHORITY
(1) Philip D. Caraci (2) Willoughby B. Laycock (3) LaSalle D. Leffall III (4) Earl A. Powell III (5) Mark Sullivan III	☐	☐

(To withhold authority to vote for any individual nominee, strike a line through that nominee’s name in the list above)

The proxy holder shall also be empowered to transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

CONTROL NUMBER

Signature____________________Signature, if held jointly____________________ Date__________, 2024

Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give title as such.

The 2024 Proxy Statement and the 2023 Annual Report to Stockholders are available at: https://www.cstproxy.com/saulcenters/2024

▲ FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED ▲

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

SAUL CENTERS, INC.

A PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
MAY 17, 2024

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints B. Francis Saul II and Carlos L. Heard, and each of them, as proxies, with full power of substitution in each, to vote all shares of the common stock of Saul Centers, Inc. (the "Company") which the undersigned is entitled to vote, at the Annual Meeting of Stockholders of the Company to be held on May 17, 2024 at 11:00 a.m. local time, and at any adjournment thereof, on all matters set forth in the Notice of Meeting and Proxy Statement, dated April 2, 2024, a copy of which has been received by the undersigned as follows: This Proxy will be voted as directed or, if no directions given, will be voted "for" the matters stated.

(Continued and to be marked, dated and signed, on the other side)